                                                                    EXHIBIT 4.28


                                MERGER AGREEMENT



                                      AMONG



                     NATIONAL ASSET MANAGEMENT CORPORATION,

                                  THE SELLERS,

                               THE OPTION HOLDER,

                                       AND

                                  AMVESCAP PLC

                                       AND

                                    AVZ, INC.



                          DATED AS OF FEBRUARY 28, 2001

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1       Definitions..................................................2


                                   ARTICLE II
                                   THE MERGER

Section 2.1       The Merger...................................................2
Section 2.2       Effective Date and Effective Time............................2
Section 2.3       Merger Consideration.........................................3
Section 2.4       Rights as Shareholders; Stock Transfers......................4
Section 2.5       Exchange Procedures..........................................4
Section 2.6       Client Look-Backs............................................5
Section 2.7       Additional Consideration.....................................6
Section 2.8       Closing......................................................9
Section 2.9       Estimated Closing Balance Sheet.............................10
Section 2.10      Deliveries at the Closing...................................11
Section 2.11      Legending of Securities.....................................12


                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                           THE SELLERS AND THE COMPANY

Section 3.1       Organization and Related Matters............................13
Section 3.2       Capital Structure...........................................13
Section 3.3       Title.......................................................14
Section 3.4       Authority; No Violation.....................................14
Section 3.5       Consents and Approvals......................................15
Section 3.6       Government Regulation.......................................16
Section 3.7       Properties..................................................21
Section 3.8       Financial Statements........................................22
Section 3.9       Absence of Changes..........................................23
Section 3.10      Contracts...................................................25
Section 3.11      No Other Brokers............................................27
Section 3.12      Legal Proceedings...........................................27
Section 3.13      Compliance with Applicable Law..............................27
Section 3.14      Insurance...................................................28

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
Section 3.15      Employee Benefit Plans; ERISA...............................28
Section 3.16      Technology and Intellectual Property........................30
Section 3.17      Taxes.......................................................32
Section 3.18      Assets Under Management.....................................35
Section 3.19      Affiliate Transactions......................................35
Section 3.20      Labor Matters, etc..........................................35
Section 3.21      Derivative Products.........................................35
Section 3.22      Books and Records...........................................36
Section 3.23      Environmental Matters.......................................36
Section 3.24      Disclosure..................................................37
Section 3.25      Investment..................................................37


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                             BUYER AND BUYER PARENT

Section 4.1       Organization and Related Matters............................38
Section 4.2       Authority; No Violation.....................................39
Section 4.3       Consents and Approvals......................................39
Section 4.4       Buyer Financing.............................................40
Section 4.5       No Other Broker.............................................40
Section 4.6       Legal Proceedings...........................................40
Section 4.7       Capitalization..............................................40
Section 4.8       Buyer Parent Reports........................................41
Section 4.9       Taxes.......................................................41


                                    ARTICLE V
                                    COVENANTS

Section 5.1       Conduct of Business by the Company..........................41
Section 5.2       No Solicitation, etc........................................43
Section 5.3       Consents....................................................43
Section 5.4       Investment Company Matters..................................46
Section 5.5       Insurance...................................................47
Section 5.6       Further Assurances..........................................47
Section 5.7       Efforts of Parties to Close.................................47
Section 5.8       Confidentiality and Announcements...........................48
Section 5.9       Access, Certain Communications..............................48
Section 5.10      Regulatory Matters; Third Party Consents....................49
Section 5.11      Expenses....................................................50

Section 5.12      Non-Foreign Person Affidavit................................50
Section 5.13      Releases....................................................50
Section 5.14      Retention Bonus Plan........................................51
Section 5.15      Option Holders..............................................51
Section 5.16      Termination of Employee Benefit Plans.......................51
Section 5.17      Shareholder Approval of Certain Matters.....................52
Section 5.18      Seller Representative Approval..............................52
Section 5.19      Payment of Preferred Dividend Amount........................52


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

Section 6.1       Conditions to Buyer's and Buyer Parent's Obligations........53
Section 6.2       Conditions to the Company and the Sellers' Obligations......54
Section 6.3       Mutual Conditions...........................................55


                                   ARTICLE VII
                                 INDEMNIFICATION

Section 7.1       Survival of Representations, Warranties and Covenants.......55
Section 7.2       Obligations of the Common Sellers...........................56
Section 7.3       Obligations of the Preferred Seller.........................57
Section 7.4       Obligations of Buyer and Buyer Parent.......................58
Section 7.5       Procedure...................................................59
Section 7.6       Survival of Indemnity.......................................61
Section 7.7       Minimum Losses..............................................61
Section 7.8       Maximum Indemnification.....................................61
Section 7.9       Subrogation.................................................62
Section 7.10      Adjustments to Indemnification Obligations..................62
Section 7.11      Exclusive Remedy............................................62
Section 7.12      Right of Off-Set/Set-Off....................................62
Section 7.13      Adjustment..................................................63
Section 7.14      Seller Representative.......................................63


                                  ARTICLE VIII
                                   TAX MATTERS

Section 8.1       Tax Matters.................................................64

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
                                   ARTICLE IX
                                   TERMINATION

Section 9.1       Termination.................................................66
Section 9.2       Survival After Termination..................................67


                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1      Amendments; Extension; Waiver...............................68
Section 10.2      Entire Agreement............................................68
Section 10.3      Interpretation..............................................68
Section 10.4      Severability................................................68
Section 10.5      Notices.....................................................69
Section 10.6      Binding Effect; Persons Benefiting; Assignment..............70
Section 10.7      Counterparts................................................70
Section 10.8      Governing Law...............................................70
Section 10.9      Specific Performance........................................71
Section 10.10     Waiver of Jury Trial and Punitive Damages...................71
Section 10.11     Seller Representative.......................................71


Annex A:          Definitions................................................A-1

Annex B:          Retention Plan.............................................B-1

Annex C:          Employment Agreement.......................................C-1

                                MERGER AGREEMENT

         MERGER AGREEMENT, dated as of February 28, 2001, by and among AMVESCAP PLC, a company incorporated under the laws of England ("Buyer Parent"), AVZ, Inc., a Delaware corporation and a direct wholly owned subsidiary of Buyer Parent ("Buyer", and together with Buyer Parent, the "Buyers"), National Asset Management Corporation, the Persons set forth under the heading "Common Sellers" on the signature pages (each a "Common Seller"), the Person set forth under the heading "Preferred Seller" on the signature pages (the "Preferred Seller", and together with the Common Sellers, the "Sellers") and the Person set forth under the heading "Option Holder" on the signature pages.

                                    RECITALS

         WHEREAS, the Common Sellers and the Preferred Seller are the owners of all of the shares of Common Stock and Preferred Stock, respectively, of the Company;

         WHEREAS, Buyer Parent and its wholly owned subsidiary, Buyer, desire to acquire the Company by means of a merger of the Company with and into Buyer on the terms and conditions set forth herein, with Buyer being the surviving corporation of such merger;

         WHEREAS, in order to induce Buyer Parent and Buyer to consummate such merger, the Sellers have agreed to make certain representations and warranties to the Buyers with respect to the business, affairs and condition of the Company, and the Sellers desire to make certain other agreements in connection with and to facilitate such merger, including the agreement of each Seller to approve such merger; and

         WHEREAS, certain employees of the Company have entered into Employment Agreements with the Buyer concurrently with the execution of this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. For all purposes of this Agreement, capitalized terms used herein without definitions shall have their respective meanings as set forth in Annex A hereto.


                                   ARTICLE II
                                   THE MERGER

         Section 2.1 The Merger.

         (a) At the Effective Time, the Company shall merge with and into Buyer (the "Merger"), the separate corporate existence of the Company shall cease and Buyer shall survive and continue to exist as a Delaware corporation (the "Surviving Corporation").

         (b) Subject to the satisfaction or waiver of the conditions set forth in Article VI, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 251 of the DGCL and the filing in the office of the Secretary of State of the State of Kentucky of articles of merger in accordance with Section 271B.11-050 of the KBCA, or such later date and time as may be set forth in such certificate or articles. The Merger shall have the effects prescribed in the DGCL and the KBCA.

         (c) Articles of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation immediately after the Merger shall be those of Buyer as in effect immediately prior to the Effective Time.

         (d) Directors and Officers of Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of Buyer immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

         Section 2.2 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the parties shall cause the effective date of the Merger (the "Effective Date") to occur (i) as soon as practical following the Closing but in no event later than the close of business on the Closing Date, or (ii) such other date to which the parties may agree in writing. The time on the

Effective Date when the Merger shall become effective is referred to as the "Effective Time."

         Section 2.3 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

         (a) subject to subsection (c) below, the one share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into solely the right to receive (i) cash in the amount of (A) 50% of the Cash Merger Consideration less (B) $1,000,000 (such result, the "Preferred Stock Cash Consideration"), (ii) 50% of the Equity Merger Consideration (the "Preferred Stock Equity Consideration"), and (iii) the Aggregate Preferred Contingent Consideration, if any, as provided in Section 2.7 below; and

         (b) subject to subsection (c) below, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into solely the right to receive (i) cash in an amount equal to (A) the Cash Merger Consideration minus (B) the Preferred Stock Cash Consideration (such result, the "Adjusted Common Stock Cash Consideration"), with the result of such subtraction being divided by (C) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (the result of the foregoing computation being the "Per Share Cash Consideration") and (ii) that number of Parent Shares equal to (X) the Equity Merger Consideration minus
(Y) the Preferred Stock Equity Consideration, with the result of such subtraction being divided by (Z) the number of shares of Common Stock outstanding immediately prior to the Effective Time (the result of the foregoing computation being the "Per Share Equity Consideration"), and (iii) the quotient of the Aggregate Common Contingent Consideration, if any, payable with respect to a share of Common Stock as provided in Section 2.7 below, divided by the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

         (c) Notwithstanding any other provision of this Agreement, the amount of Preferred Stock Cash Consideration and Adjusted Common Stock Cash Consideration shall be increased and/or decreased, as the case may be, to give effect to the proposition that the Preferred Seller will receive an amount of Preferred Stock Cash Consideration under subsection (a) that such Preferred Seller would have received if there was no increase or decrease, as the case may be, to the Adjusted Merger Consideration as a result of a Net Capital Excess or Net Capital Shortfall, respectively.

         (d) Outstanding Buyer Stock. Each share of the capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         Section 2.4 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of the Preferred Stock and the Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, except to receive the consideration payable in respect of such stock as provided in this Article II. Upon and after the Effective Time, the Company's stock transfer books will be closed and no transfers of shares of Preferred Stock or Common Stock will be made.

         Section 2.5 Exchange Procedures.

         (a) At the Effective Time, the Surviving Corporation or Buyer Parent shall:

                  (i) pay the Preferred Stock Cash Consideration by Wire Transfer to the holder of the Preferred Stock, against delivery to the Surviving Corporation by or on behalf of such holder of the certificate, endorsed by such holder for surrender and cancellation, representing the share of Preferred Stock issued and outstanding immediately prior to the Effective Time and owned by such holder;

                  (ii) pay by Wire Transfer to each holder of Common Stock, against delivery to the Surviving Corporation by or on behalf of such holder of the certificate or certificates, endorsed by such holder for surrender and cancellation, representing the shares of Common Stock issued and outstanding immediately prior to the Effective Time and respectively owned by such holder, the Per Share Cash Consideration payable in respect of such shares; and

                  (iii) issue and deliver to (A) the holder of the Preferred Stock, against delivery of the certificate representing the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time and owned by such holder immediately prior to the Effective Time, a certificate representing the whole number of shares of Parent Stock constituting the Preferred Stock Equity Consideration, and (B) each holder of Common Stock, against delivery of certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Time and respectively owned by such holder, a certificate representing Per Share Equity Consideration issuable in respect of the shares of Common Stock so delivered, in each case disregarding any fractional shares resulting from the computation of the number of shares of Parent Stock issuable to such holder in respect of shares of Preferred Stock or Common Stock respectively owned by such holder immediately prior to the Closing.

         (b) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Preferred Stock or Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law; provided, however, that if a Seller provides the affidavit referred to in Section 5.12, no deduction may be made under Section 1445 of the Code in respect of any amounts payable to such Seller. To the extent that amounts are withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Preferred Stock or Common Stock, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation.

         Section 2.6 Client Look-Backs. Solely for purposes of calculating the Closing Revenue Run-Rate and the amount of the Adjusted Merger Consideration:

         (a) To the extent that Buyer Parent and the Seller Representative are unable to agree that there exists for any Client a notification or communication, whether written or oral, that would reasonably be construed as equivalent to a statement that such Client will terminate or intends to terminate its Investment Management Agreement with the Company within sixty (60) days following the Closing Date under Section 5.3, such Clients will not be deemed to have given their Consent at the Closing Date, but if, and to the extent, that any such Client has not terminated, or advised the company, either orally or in writing, of its intention to terminate, its Investment Management Agreement during the sixty (60) day period following the Closing Date, such Consent shall then be deemed to have been given as of the last day of the calendar month ending prior to the Closing Date and Buyer Parent shall make a payment to the Sellers promptly following the end of such sixty (60) day period pro rata to each Seller (based on each Sellers' share of the aggregate Merger Consideration paid to the Sellers under Article II) in an aggregate amount equal to the amount that would have been paid to the Sellers in respect of all such Clients had such Clients given such Consent on or prior to the last day of the calendar month ending prior to the Closing Date.

         (b) To the extent that any Person enters into an Investment Management Agreement with the Company on or prior to the Closing Date but does not deposit any funds with the Company in respect of such Investment Management Agreement on or prior to the Closing Date, if, and to the extent, that such Person thereafter deposits any funds in respect of such Investment Management Agreement during the sixty (60) day period following the Closing Date, such funds shall be deemed to be included in Adjusted Closing Assets Under Management as if such funds had been contributed as of the last day of the calendar month ending prior to the Closing Date and Buyer Parent shall make a payment to the Sellers promptly following the end of such sixty (60) day period pro rata to each Seller (based on each Sellers' share of the aggregate Merger Consideration paid to the Sellers under Article II) in an amount that would have been paid to the Sellers had such funds been deposited on or prior to the last day of the calendar month ending prior to the Closing Date.

         (c) Shares of Parent Stock that are issuable pursuant to subparagraphs
(a) and (b) of this Section 2.6 shall be determined in the same manner as the number of shares of Parent Stock comprising the Preferred Stock Equity Consideration and the Per Share Equity Consideration is determined, and all fractional shares resulting from such determination as to any Seller shall be disregarded.

         Section 2.7 Additional Consideration.

         (a) As additional merger consideration, the Surviving Corporation agrees to pay to the Preferred Seller and each Common Seller the Contingent Consideration, if any, as follows:

                  (i) For the first Yearly Period, an amount equal to (A) if the Yearly Period CAGR is equal to or less than 15%, 0, or (B) if the Yearly Period CAGR is equal to or greater than 40%, 100% of the Annual Contingent Cash Consideration and 100% of the Annual Contingent Equity Consideration, or (C) if the Yearly Period CAGR is greater than 15% but less than 40%, an amount equal to the sum of (i) the product of (A) 100% of the Annual Contingent Cash Consideration and (B) the Contingent Percentage and (ii) the product of (A) 100% of the Annual Contingent Equity Consideration and (B) the Contingent Percentage.

                  (ii) For the second Yearly Period, an amount equal to (A) if the Yearly Period CAGR is equal to or less than 15%, 0, or (B) if the Yearly Period CAGR is equal to or greater than 40%, 200% of the Annual Contingent Cash Consideration and 200% of the Annual Contingent Equity Consideration less the amount, if any, of Contingent Cash Consideration and Contingent Equity Consideration, respectively, paid pursuant to
         Section 2.7(a)(i), or (C) if the Yearly Period CAGR is greater than 15% but less than 40%, an amount equal to the sum of (i) the product of (A) 200% of the Annual Contingent Cash Consideration and (B) the Contingent Percentage for such Yearly Period and (ii) the product of (A) 200% of the Annual Contingent Equity Consideration and (B) the Contingent Percentage for such

         Yearly Period less (iii) the amount, if any, of Contingent Cash Consideration and Contingent Equity Consideration, respectively, paid pursuant to Section 2.7(a)(i); provided that in no case shall such payment be less than 0.

                  (iii) For the third Yearly Period, an amount equal to (A) if the Yearly Period CAGR is equal to or less than 15%, 0, or (B) if the Yearly Period CAGR is equal to or greater than 40%, 300% of the Annual Contingent Cash Consideration and 300% of the Annual Contingent Equity Consideration less the amount, if any, of Contingent Cash Consideration and Contingent Equity Consideration, respectively, paid pursuant to
         Section 2.7(a)(i) and (ii), or (C) if the Yearly Period CAGR is greater than 15% but less than 40%, an amount equal to the sum of (i) the product of (A) 300% of the Annual Contingent Cash Consideration and (B) the Contingent Percentage for such Yearly Period and (ii) the product of (A) 300% of the Annual Contingent Equity Consideration and (B) the Contingent Percentage for such Yearly Period less (iii) the amount, if any, of Contingent Cash Consideration and Contingent Equity Consideration, respectively, paid pursuant to Section 2.7(a)(i) and
         (ii); provided that in no case shall such payment be less than 0.

         (b) At the later of (x) sixty (60) days following the end of the Yearly Period with respect to which any Annual Contingent Payment is payable or (y) five (5) Business Days following the determination of the amount of Annual Contingent Consideration for a Yearly Period pursuant to subsection (c)(iii) below, the Surviving Corporation or Buyer Parent shall pay such Annual Contingent Consideration to the Preferred Seller and each Common Seller as follows:

                  (i) With respect to the Preferred Seller, (A) Wire Transfer to the Preferred Seller an amount in cash equal to the product of (1) the Annual Cash Contingent Payment in respect of such Yearly Period and (2) the Preferred Participation Percentage (the "Annual Preferred Contingent Cash Consideration") and (B) issue and deliver to the Preferred Seller certificates representing a number of shares of Parent Stock equal to the product of (1) the Annual Equity Contingent Payment in respect of such Yearly Period and (2) the Preferred Participation Percentage, rounded down to the nearest whole number (the "Annual Preferred Contingent Equity Consideration") (the sum of each such amounts, if any, for all Yearly Periods, the "Aggregate Preferred Contingent Consideration"); and

                  (ii) With respect to each Common Seller, (A) Wire Transfer to each Common Seller an amount in cash equal to the product of (1) Common Seller Participation Percentage and (2) (x) the Annual Cash Contingent

         Payment in respect of such Yearly Period less (y) the Annual Preferred Contingent Cash Consideration and (B) issue and deliver to each Common Seller certificates representing a number of shares of Parent Stock equal to the product of (1) Common Seller Participation Percentage and
         (2) (x) the Annual Equity Contingent Payment in respect of such Yearly Period less (y) the Annual Preferred Contingent Equity Consideration in respect of such Yearly Period, rounded down to the nearest whole number (the sum of each such amounts, if any, for all Yearly Periods, the "Aggregate Common Contingent Consideration").

         (c) As promptly as practicable, but in no event later than forty-five
(45) days after the end of each Yearly Period, the Surviving Corporation shall cause to be prepared and delivered to the Seller Representative and the Preferred Seller a statement setting forth the amount, if any, of the Annual Contingent Payment in respect of such Yearly Period payable pursuant to this
Section 2.7 (the "Contingent Payment Statement").

                  (i) The Seller Representative and the Preferred Seller and their representatives shall have the right to review the workpapers, schedules and other documents and information prepared or reviewed by the Surviving Corporation in connection with each Annual Contingent Payment. The Surviving Corporation shall provide the Seller Representative and the Preferred Seller and their representatives reasonable access to the officers, employees, contracts, books and records of the Surviving Corporation as the Seller Representative and/or the Preferred Seller or their representatives may reasonably request in order to verify the amount of any Annual Contingent Payment.

                  (ii) Within fifteen (15) days after the delivery of the Contingent Payment Statement, the Seller Representative shall notify the Surviving Corporation in writing of any objection thereto, specifying in reasonable detail any such objection. If the Seller Representative does not object in writing to the Contingent Payment Statement within fifteen (15) days from receipt thereof or the Surviving Corporation and the Seller Representative agree on the resolution of all objections prior to the lapse of sixty (60) days following the end of the Yearly Period to which such Contingent Payment Statement relates, the Contingent Payment Statement (including any changes as mutually agreed) shall be final and binding on all parties. The Seller Representative and the Surviving Corporation agree to negotiate in good faith to attempt to resolve any objection made under this subsection; provided that if either party, in its sole discretion, terminates such negotiations, then not later than ten (10) days after such termination the dispute shall be submitted for resolution by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be by a panel of three arbitrators, each of which shall be experienced in the matters at issue. One such arbitrator shall be selected by each of the Buyer Parent and the Seller Representative, and the two arbitrators so selected shall select the third arbitrator. The arbitration shall be held at such place in Louisville, Kentucky as may be specified by the arbitrators. The decision of the arbitrators shall be final and binding as to all matters submitted to arbitration pursuant to this Agreement. Each of Buyer Parent and the Seller Representative shall bear its own costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorney's fees), and the fees and expenses of the arbitrators shall be paid by the party against which the decision is rendered, or if no decision is rendered, such fees and expenses shall be borne equally between the Buyer Parent and the Seller Representative. If the arbitrators' decision is a compromise, the determination of which party or parties bears the fees and expenses of the arbitrators shall be made by the arbitrators on the basis of the arbitrators' assessment of the relative merits of the parties' positions.

         (d) The Surviving Corporation shall pay interest to the Sellers pro rata (based on each Seller's share of the aggregate Merger Consideration paid under Article II) in respect of the amount of any Annual Contingent Consideration due in respect of a Yearly Period from the date that is sixty (60) days after the end of such Yearly Period up to and including the date such payment is actually made under this Section 2.7 at an annual rate of LIBOR plus two percent (2%).

         (e) The Buyers and Sellers agree to treat as interest the cash portion of any Contingent Consideration to be received by the Sellers to the extent that any portion of such Contingent Consideration is treated as interest under
Section 483 of the Code.

         Section 2.8 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall be at 10:00 A.M. at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, or at such other location as may be mutually agreed to by Buyer Parent and the Seller Representative three (3) Business Days after the later of (a) April 30, 2001 or (b) the date on which all of the conditions in Article VI have been satisfied or waived, or on such other date as may be mutually agreed to by Buyer Parent and the Seller Representative (the "Closing Date").

         Section 2.9 Estimated Closing Balance Sheet.

         (a) Not later than five (5) Business Days prior to the Closing Date, the Common Sellers shall cause the Company to deliver to the Buyers a pro forma estimated balance sheet of the Company as of the Closing Date, reflecting the good faith best estimate of the Common Sellers as to the value of the tangible assets and the amount of the liabilities of the Company as of the Closing Date and prepared in accordance with GAAP applied consistently with the preparation of the unaudited balance sheets of the Company included in the Financial Statements (and after giving effect to the payment of the Preferred Divided Amount); provided, however, that, whether or not in accordance with GAAP or consistent with past practices, such pro forma estimated balance sheet shall include (i) an accrual for all bonuses payable, whether before or after the Closing Date, with respect to or for services provided by employees of the Company prior to the Closing Date, (ii) adequate accruals for all Tax liabilities of the Company other than for deferred Tax liabilities that reflect timing differences between book and Tax income (including, without limitation, deferred Tax liabilities and deferred payments due after the Closing Date pursuant to the settlement of Tax liabilities for periods occurring prior to the Closing Date) relating to any tax periods ended on or prior to the Closing Date,
(iii) adequate accruals, if any, for all obligations of the Company to pay any deferred compensation with respect to or for services provided by employees of the Company prior to the Closing Date and (iv) an accrual for all expenses (without related tax benefits) incurred by the Company in connection with the transactions contemplated by this Agreement (including, without limitation, the investment banking and legal fees described in Section 3.11(a)). Such pro forma estimated balance sheet is herein referred to as the "Estimated Closing Balance Sheet". The Estimated Closing Balance Sheet, when so delivered, shall be accompanied by a Schedule (the "Closing Schedule") prepared by the chief financial officer of the Company, showing the Net Capital as of the Closing Date as reflected on the Estimated Closing Balance Sheet.

         (b) As soon as practicable after the Closing Date, but in no case later than sixty (60) days thereafter, Buyer Parent shall deliver to the Seller Representative a statement setting forth the final calculation of Net Capital (the "Final Statement") and Buyer Parent or the Common Sellers, as the case may be, shall pay such other party the amount by which the amount of Net Capital set forth therein is greater than or less than the amount of such Net Capital set forth in the Estimated Closing Balance Sheet no later than the earlier of (i) fifteen (15) days after the receipt of such Final Statement or (ii) if the Seller Representative has any objection to such Final Statement, five (5) Business Days following the determination by the arbitrators as described below of the amount of the payment due under this Section 2.9(b). Within (15) days after the delivery of the Final Statement, the Seller Representative shall notify Buyer Parent in writing of any objection thereto, specifying in reasonable detail any such objection. If the Seller Representative does not object in writing to the statement within fifteen (15) days from receipt thereof, the statement shall be final and binding on the Buyers and Common Sellers, and Buyer Parent or the Common Sellers (pro rata in proportion to the aggregate amount of Merger Consideration received by each such Common Seller under Article II), as the case may be, shall pay such other party the amount by which the amount of Net Capital set forth in the Final Statement is greater than or less than the amount of such Net Capital set forth in the Estimated Closing Balance Sheet. The Seller Representative and Buyer Parent agree to negotiate in good faith to attempt to resolve any objection made under this subsection; provided that if any party, in its sole discretion, terminates such negotiations, then not later than ten (10) days after such termination, the dispute shall be submitted to a nationally recognized accounting firm agreed to between the Buyers and Common Sellers for resolution. The Seller Representative and Surviving Corporation shall use reasonable efforts to cause such accounting firm to render its report within ninety (90) days of appointment and such determination as to the amount of Net Capital shall be final and binding on all of the Buyers and Common Sellers. If such determination is not made prior to the lapse of ninety (90) days following the Closing Date, the date specified in this subsection (b) on which any payment in respect of the amount of the excess or deficit Net Capital, as the case may be, is to be paid shall be extended to that date that is five
(5) Business Days after the date on which such determination is made. The fees and expenses of the accounting firm incurred under this Section 2.9(b) shall be shared equally among the Seller Representative and the Surviving Corporation.

         Section 2.10 Deliveries at the Closing.

         (a) Not less than three (3) Business Days prior to the Closing Date, the Seller Representative and the Preferred Seller shall deliver Wire Transfer instructions to the Buyer for the Common Sellers and the Preferred Seller, respectively.

         (b) At the Closing, each Common Seller and the Preferred Seller shall deliver, or shall cause to be delivered, to Buyer any documents required to be delivered by the Sellers pursuant to Section 5.12.

         (c) At the Closing, the Company shall deliver, or shall cause to be delivered, to Buyer the following:

                  (i) certificate of the Secretary of State of the State of Kentucky as to the good standing of the Company dated as of a date not earlier than five Business Days prior to the Closing Date; and

                  (ii) a true copy of the Amended Articles of Incorporation of the Company certified as being true and correct by the Secretary of State of the State of Kentucky as of a date not earlier than five (5) Business Days prior to the Closing;

                  (iii) a copy of the bylaws, and all amendments thereto, of the Company as in effect at the time of the Closing certified as true and correct by the Secretary of the Company;

                  (iv) documents required to be delivered by the Company pursuant to Section 5.17; and

                  (v) documents required to be delivered by the Company pursuant to Section 6.1.

         (d) At the Closing, Buyer Parent and Buyer shall deliver, or shall cause to be delivered the documents required to be delivered pursuant to Section 6.2.

         Section 2.11 Legending of Securities. The shares of Parent Stock to be issued in connection with this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof or Regulation D promulgated thereunder. Buyer Parent is relying on the representations of the Company and the Sellers with respect to such exemption. Stop transfer instructions will be given to Buyer Parent's transfer agent that shall only be applicable to a sale or other transfer within the United States with respect to the shares of Parent Stock received by each Seller pursuant to the Merger contemplated hereby and there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state of the United States (a "State Act") in reliance upon certain exemptions from registration under said Acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (1) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (2) exempt from, or not subject to, the Securities Act and each applicable State Act. If the proposed sale, assignment or other transfer within the United States will be made pursuant to clause (2) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause."

The foregoing legend will also be placed on any certificate representing securities issued subsequent to the original issuance of the Parent Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Stock issued pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                                 AND THE COMPANY

         Each Common Seller severally as to the representations and warranties relating to such Common Seller in Sections 3.3 and 3.4, and jointly and severally as to all other representations and warranties contained in this
Article III, represents and warrants to Buyer and Buyer Parent and the Preferred Seller severally as to the representations and warranties in Sections 3.3, 3.4, 3.5, 3.11(b), 3.24 and 3.25 solely as such matters therein are applicable to the Preferred Seller, represents and warrants to Buyer and Buyer Parent, as follows:

         Section 3.1 Organization and Related Matters. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has the requisite legal power and authority to carry on its Business as now being conducted and to own, lease and operate all of its properties and assets, and is duly qualified to do business in each jurisdiction shown in Section 3.1 of the Company Disclosure Memorandum in which the nature of the Business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such registration, qualification or licensing necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect.

         Section 3.2 Capital Structure.

         (a) The authorized Capital Stock of the Company consists of (i) 2,000 shares of Common Stock, of which 101 shares as of the date hereof are issued and outstanding and (ii) 1 share of Preferred Stock, which is issued and outstanding. All of the outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned beneficially and of record by the Sellers in the respective amounts specified on
Section 3.2(a) of the Company

Disclosure Memorandum, and none of such shares were issued in violation of any preemptive rights or Applicable Law. Except as set forth in Section 3.2(a) of the Company Disclosure Memorandum, there are no outstanding options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or obligating the Company to issue, grant or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2(a) of the Company Disclosure Memorandum, there are no outstanding contractual obligations or arrangements of the Company or any shareholder of the Company to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company.

         (b) Subsidiaries. The Company does not have any subsidiaries and does not own beneficially, directly or indirectly, any securities, rights or interests of any Person, or any interest in a partnership or joint venture of any kind, except for such securities, rights or interests beneficially owned on behalf of an Investment Company or Client.

         Section 3.3 Title. Each Common Seller and the Preferred Seller owns, and will own at the time of Closing, in each case beneficially and of record, the shares of Common Stock and Preferred Stock, respectively, of the Company set forth in Section 3.2(a) of the Company Disclosure Memorandum, free and clear of any Encumbrances other than any Encumbrance created by or attributed to the Buyers.

         Section 3.4 Authority; No Violation.

         (a) The Company, the Preferred Seller and each Common Seller that is not a natural person have full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Management Committee of the Company which has unanimously recommended that the Company's shareholders approve this Agreement and the transactions contemplated herein. After full disclosure of this Agreement and the transactions contemplated herein (including all employment, compensation and other arrangements with any officer, director or shareholder of the Company) by the directors and officers of the Company to all of the Company's shareholders, all holders of the capital stock of the Company having the right to vote upon the Merger (including by all holders of capital stock of the Company having the right to vote upon the Merger separately as a class) have duly and validly approved this Agreement and the transactions contemplated hereby, and no other proceedings on the part of the Company or any shareholder or class of shareholders of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. Each Common Seller that is a natural person has full capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, each Common Seller and the Preferred Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyers) constitutes a valid and binding obligation of the Company, each Common Seller and the Preferred Seller, enforceable against the Company, each such Common Seller and the Preferred Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or court of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement by the Company, any Common Seller or the Preferred Seller, nor the consummation by the Company, any such Common Seller or the Preferred Seller, of the transactions contemplated hereby to be performed by them, nor compliance by the Company, any such Common Seller or the Preferred Seller with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of the Company or the Preferred Seller, or (ii) assuming the Consents set forth in
Section 3.5 of the Company Disclosure Memorandum hereof are duly obtained (A) violate any Applicable Law applicable to the Company, any Common Seller or the Preferred Seller, or to any of their properties, Contracts or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any material Encumbrance upon, any of the assets of the Company, any Common Seller or the Preferred Seller, or any Contract, Lease, Indebtedness, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any Common Seller or the Preferred Seller is a party, or by which the Company, any such Common Seller or the Preferred Seller, or any of their properties or assets, may be bound or affected, except, in the case of this clause (ii), any Permitted Encumbrance or such violation, conflict, breach, losses, default, termination, cancellation or Encumbrance which is not a Permitted Encumbrance and which would not individually or in the aggregate have a Company Material Adverse Effect.

         Section 3.5 Consents and Approvals. Except for (a) such Consents and notices as are set forth in Section 3.5 of the Company Disclosure Memorandum,
(b) the applicable filings under the HSR Act, and (c) such other Consents the failure of which to be made or obtained are not reasonably expected to have a Company Material Adverse Effect, no Consents with any Governmental Authority or third party are necessary in connection with (i) the execution and delivery by the Company, each Common Seller and the Preferred Seller of this Agreement and (ii) the consummation by the Company, each such Common Seller and the Preferred Seller of the transactions contemplated hereby. Neither any Common Seller nor the Preferred Seller is aware of any reason that would cause the Consents of any Governmental Authority or third party to this Agreement and the transactions provided for herein as such Consents relate to such Common Seller or the Preferred Seller, as the case may be, to not be received without undue delay, and without the imposition thereon of conditions, restrictions or requirements that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Surviving Corporation.

         Section 3.6 Government Regulation.

         (a) Filings. The Company is duly registered or licensed in the capacities shown in Section 3.6(a) of the Company Disclosure Memorandum, and has filed, and each Investment Company for which the Company is an investment advisor, sub-advisor, underwriter or sponsor and, to the knowledge of the Common Sellers, each Investment Company for which the Company serves as a subadviser, has filed, all material registrations, reports, statements, notices and other material filings required under Applicable Law to be filed with the SEC and any other Governmental Authority (other than a Taxing Authority) by the Company, to the extent applicable, including all material amendments or supplements to any of the above (the "Filings") for the past five years. The Filings complied in all material respects, where applicable, with the requirements of the Exchange Act, the Advisers Act, the Investment Company Act and all other Applicable Laws and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company has made or will make available to the Buyers complete and correct copies of (i) all Filings made within the past five (5) years (including, but not limited to all filings on Form ADV), (ii) all audit or inspection reports received by the Company from the SEC or any other Governmental Authority (other than a Taxing Authority) and all written responses thereto made by the Company during the past five (5) years, (iii) copies of all inspection reports provided to the Company by the SEC or any other Governmental Authority (other than a Taxing Authority) during the past five years, and (iv) all correspondence relating to any investigation provided to the Company by the SEC or any other Governmental Authority (other than a Taxing Authority) during the past two years. Except as set forth in Section 3.6(a) of the Company Disclosure Memorandum, as of the date of this Agreement, there is no material unresolved violation, criticism, or exception by any Governmental Authority (other than a Taxing Authority) with respect to any report or statement relating to any examinations or inspections of the Company or any Investment Company where the Company serves as investment adviser, or as a sponsor or underwriter. The Company has not received, since December 31, 1999, any notification or communication from any Governmental Authority (other than a Taxing Authority)
(i) asserting that the Company is not in compliance with any of the Applicable Laws which such Governmental Authority enforces or (ii) threatening to revoke, limit or suspend any Permit or Consent.

         (b) Advisers Act.

                  (i) Except for the Company, no Affiliate of the Company has been during the past five years an "investment adviser" required to be registered, licensed or qualified as an investment adviser under the Advisers Act or other Applicable Law or subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure to be so registered, licensed or qualified that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

                  (ii) The Company is, and at all times required by the Advisers Act during the past five years has been, duly registered as an investment adviser under the Advisers Act. The Company is, and at all times required by Applicable Law (other than the Advisers Act) during the past five years has been, duly registered, licensed or qualified as an investment adviser in each state or any other domestic or foreign jurisdiction where the conduct of its Business required such registration, licensing or qualification, except for any such failure to be so registered, licensed or qualified that, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. Each such United States federal and state registration, license or qualification, as of the date hereof, is listed in Section 3.6(b) of the Company Disclosure Memorandum and is in full force and effect.

                  (iii) Neither the Company nor any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company registered under the Investment Company Act; and, to the knowledge of the Common Sellers, neither the Company nor any "associated person" (as defined in the Advisers Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser.

                  (iv) The Company's advertising and solicitation of business has complied and will comply in all material respects with all Applicable Laws, including Section 206 of the Advisers Act, SEC Rules 204-2(a)(16) and 206(4)-1 under the Advisers Act, and the Association for Investment Management and Research ("AIMR") Performance Presentations Standards.

         (c) Investment Company Act.

                  (i) Section 3.6(c) of the Company Disclosure Memorandum sets forth a true, complete and correct list, as of the date hereof, of each Registered Fund. Other than with respect to the Registered Funds listed in Section 3.6(c) of the Company Disclosure Memorandum, the Company does not serve as an adviser or subadviser with respect to any Investment Company whether or not required to be registered under the Investment Company Act. Each Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, each Registered Fund for which the Company acts as a subadviser, that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own its properties and to carry on its Business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under Applicable Law, except where the failure to have such power, authority or qualification is not reasonably expected to have a Company Material Adverse Effect. Each Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, each Registered Fund for which the Company acts as a subadviser, that is an entity is, and at all times as required under Applicable Law has been, duly registered with the SEC as an investment company under the Investment Company Act.

                  (ii) With respect to each Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, each Registered Fund for which the Company acts as a subadviser, the outstanding shares or other equity interests of each Registered Fund listed in Section 3.6(c) of the Company Disclosure Memorandum have been duly and validly issued and are fully paid and nonassessable and the shares of each Registered Fund are qualified for public offering and sale in each jurisdiction where offers or sales have been made or are being made to the extent required under Applicable Law.

                  (iii) Each Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, each Registered Fund for which the Company acts as a subadviser, of the Company Disclosure Memorandum has at all times been operated and is currently operating in compliance in all material respects with Applicable Law, except for such instances of non-compliance which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Each current prospectus or offering document (including any related statement of additional information), as amended or supplemented, relating to each Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, each Registered Fund for which the Company acts as a subadviser, of the Company Disclosure Memorandum, is in substantial compliance with the requirements of the Securities Act and the Investment Company Act, and other Applicable Laws. None of such prospectuses or offering documents, amendments or supplements, as of their respective dates, includes or included an untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (iv) Each Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, each Registered Fund for which the Company acts as a subadviser, is duly registered with the SEC as an Investment Company under the Investment Company Act and each is governed by an Investment Company Board consisting of at least 50% of directors who are not "interested persons" (as defined in the Investment Company Act) of the Investment Company or the Company. Each such Registered Investment Company operates in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act, to the extent applicable.

                  (v) The Company has made available to the Buyer Parent copies of the audited financial statements (including the notes thereto) of each Registered Fund for which the Company serves as an adviser as of and for each of the three most recent fiscal years, the related audited statements of operations and changes in net assets for the two most recent fiscal years (or such shorter period as any Registered Fund has been in operation), and the related schedules of portfolio investments for the two most recent fiscal years. The Company has also made available to the Buyer Parent copies of the unaudited statement of assets and liabilities of each such Registered Fund as of the most recent semi-annual period, and the related unaudited statements of operations and changes in net assets for such semi-annual period and the related schedules of portfolio investments for the two most recent fiscal years.

         With respect to each Registered Fund for which the Company serves as an adviser, the audited and unaudited financial statements of each such Registered Fund referred to above have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition (including asset valuations) as of such dates and the results of operations for such periods of such Registered Fund subject, in the case of the unaudited financial statements, to normal, recurring year-end adjustments and the lack of footnotes and other presentation items.

                  (vi) To the knowledge of the Common Sellers, each such Registered Fund has been operated or managed in compliance in all material respects with its respective objectives, policies and restrictions, including those set forth in the prospectus and statement of additional information or other offering materials for each such Registered Fund.

                  (vii) There are no legal or governmental actions or proceedings pending or, to the knowledge of the Common Sellers, threatened against any of the Registered Funds for which the Company serves as adviser; nor, to the knowledge of the Common Sellers, are there any legal or governmental investigations pending or threatened against any of such Registered Funds; nor is there any Order (or, to the knowledge of the Common Sellers, any investigation) of any Governmental Authority (other than a Taxing Authority) outstanding against any of such Registered Funds. With respect to each Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, each Registered Fund for which the Company acts as a subadviser, neither the SEC, the NASD, nor any other Governmental Authority, has identified any material issue by means of any deficiency letter or other similar written inquiry relating to any such Registered Fund or its operations that has not been resolved.

                  (viii) All material Contracts, including all advisory and sub-advisory agreements, all Services Agreements and all Distribution Agreements to which any Registered Fund for which the Company serves as adviser is a party or by which such Registered Fund or its property is bound (other than Contracts for an individual purchase or sale of portfolio securities) have been previously disclosed to Buyers. Each such Contract for a Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, for a Registered Fund for which the Company acts as a subadviser, that is subject to
         Section 15 of the Investment Company Act (i) has been duly approved, executed, delivered and renewed in compliance in all material respects with Section 15 of the Investment Company Act and, if applicable, SEC Rule 12b-1 under the Investment Company Act, and (ii) is currently in full force and effect and has been performed by the relevant entity in accordance with the Investment Company Act. To the knowledge of the Common Sellers, neither such Registered Fund nor one of the other parties to such Contracts is in material default under, and, to the knowledge of Common Sellers, no event has occurred which, with the passage of time or giving of notice or both, would result in such Registered Fund or any of the other parties to such Contracts being in material default under, any of the terms of such Contracts. Any Service Agreements between the Company and any Registered Fund for which the Company serves as an adviser, and to the knowledge of the Common Sellers, for a Registered Fund for which the Company acts as a subadviser, are valid and enforceable, and the amounts paid to the Company under such Service Agreements have been properly determined in accordance with the terms thereof.

                  (ix) Each Registered Fund for which the Company serves as adviser has in full force and effect such insurance as is required by the Investment Company Act and has directors' and officers' and errors and omissions insurance policies issued in amounts reasonably believed to be adequate and appropriate by its Investment Company Board of Directors. No such Registered Fund is in default under any such insurance policy. All premiums that are due and payable under such policies have been paid.

                  (x) Neither the Company nor any of its respective officers, directors or employees has any express or implied understanding or arrangement that would impose an unfair burden on any Registered Fund for which the Company serves as adviser or that would in any way violate Section 15(f) of the 1940 Act as a result of this transaction.

         (d) Other Registrations. Each Common Seller or other employee of the Company who is required to be registered as a registered representative, investment adviser representative or a sales person with the SEC or an equivalent person with the securities commission of any other Governmental Authority is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         Section 3.7 Properties. Section 3.7 of the Company Disclosure Memorandum sets forth a complete and correct list, as of the date hereof, of (i) all Leases of real property and the location of the applicable property, and
(ii) all Leases of personal property providing for annual rentals of more than $50,000 or aggregate rentals of more than $100,000. The Company has heretofore provided or made available to Buyer a true, correct and complete copy of each Lease, together with all amendments, modifications, alterations, and other changes thereto. The Company does not own any real property. The Company has valid title to all personal property owned by it, and valid leasehold interests in all real and personal property leased by it, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.7 of the Company Disclosure Memorandum, (i) each Lease is in full force and effect in all material respects, and (ii) there does not exist under any Lease any material event of default, or any event or condition that, after notice or lapse of time or both, would constitute a material event of default, on the part of the Company or, to the knowledge of the Common Sellers, on the part of any other party to any material Contract.

         Section 3.8 Financial Statements. The Company has previously delivered or made available to Buyer Parent, copies of its audited financial statements for the period commencing on March 1, 1998 and ending December 31, 1998 and for the twelve month periods ending December 31, 1999 and December 31, 2000, including balance sheets as of December 31, 1998, 1999 and 2000, and statements of income and retained earnings and statements of cash flows for the above described periods, and its unaudited balance sheet as of the end of the latest calendar month for which such balance sheet is available and statement of income for the period from January 1, 2001 through and including the latest calendar month for which such statement of income is available (collectively, such statements being referred to as the "Financial Statements"). The balance sheets referred to in this Section 3.8 present fairly, in all material respects, the financial position of the Company as of the dates thereof, and the other Financial Statements referred to in this Section 3.8 present fairly, in all material respects, the results of the Company's operations and cash flows for the periods therein set forth subject to, in the case of the unaudited Financial Statements, recurring audit adjustments normal in nature and amount. The Financial Statements comply in all material respects with applicable accounting requirements with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved (except, in the case of such unaudited Financial Statements, for the absence of footnotes and recurring year end audit adjustments normal in nature and amount).

         (a) Except as set forth in Section 3.8(b) of the Company Disclosure Memorandum, the Company is not subject to any obligation or liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, and, to the knowledge of the Common Sellers, there is no existing condition, situation or set of circumstances which are reasonably expected to result in such an obligation or liability, other than (i) obligations and liabilities contemplated by or in connection with this Agreement or the transactions contemplated hereby, (ii) as and to the extent disclosed or fully reserved against in the audited consolidated balance sheet as at December 31, 2000 included in Financial Statements, (iii) obligations and liabilities incurred since December 31, 2000 in the ordinary course of business consistent with past practices and not prohibited by this Agreement, or (iv) obligations and liabilities that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         Section 3.9 Absence of Changes. Since December 31, 2000, except (i) as set forth in Section 3.9 of the Company Disclosure Memorandum, (ii) as specifically reflected or reserved against in the Financial Statements, or (iii) as contemplated by or in connection with this Agreement or the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course consistent with past practices and the Company has not:

         (a) undergone any change in its business, financial condition, results of operations or properties (other than changes resulting solely from general economic or political conditions, including but not limited to changes in the net asset value of any Registered Fund for which the Company serves as adviser resulting from fluctuations in market price) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

         (b) In the case of the Company or any Registered Fund for which the Company serves as adviser, declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or repurchased, redeemed or otherwise acquired any shares of its capital stock, except, (i) any dividends declared, set aside or paid on the Preferred Stock in accordance with the terms set forth in the Organizational Documents of the Company and (ii) in the case of any Registered Fund for which the Company serves as adviser, in the ordinary course of business consistent with past practices and Applicable Law;

         (c) issued, sold, granted or awarded any shares of its capital stock of any class or any Rights of any kind to purchase any such shares or any securities convertible into or exchangeable for any such shares;

         (d) incurred, assumed, guaranteed (including by way of any agreement to "keep well" or of any similar arrangement) or prepaid any Indebtedness or amended the terms relating to any Indebtedness, or issued or sold any debt securities, except for any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices in an aggregate amount not exceeding $50,000;

         (e) sold, transferred, assigned, conveyed, mortgaged, pledged or otherwise subjected to any Encumbrances any of its properties or assets, tangible or intangible, except for Permitted Encumbrances or in the ordinary course of business consistent with past practices;

         (f) entered into (i) any agreement or commitment involving more than $50,000 that, pursuant to its terms, is not cancelable without penalty or charge on thirty (30) days' notice or less or (ii) any other agreement, commitment or other transaction, other than (A) any agreement, commitment or other transaction involving an expenditure of not more than $50,000 or (B) Investment Management Agreements, entered into in the ordinary course of business consistent with past practices;

         (g) paid (or committed to pay) any bonus or other incentive compensation to any director, partner, officer, other employee or sales representative or granted (or committed to grant) to any director, partner, officer, employee or sales representative any other increase in compensation, except for (i) bonuses or incentive compensation payable pursuant to a plan set forth in Section 3.15 of the Company Disclosure Memorandum, base salary or wage increases, in each case in the ordinary course of business consistent with past practices or pursuant to the terms of any written agreement or commitment existing at December 31, 2000, and (ii) severance or termination payments not to exceed, in the aggregate, $50,000;

         (h) entered into, adopted or amended (or committed to enter into, adopt or amend) in any material respect any employment, retention, change in control, collective bargaining, deferred compensation, severance, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan or agreement maintained for the benefit of any director, partner, officer, other employee or sales representative;

         (i) suffered any strike or other labor dispute that has had or could reasonably be expected to have a Company Material Adverse Effect;

         (j) suffered any loss of employees or investment advisory clients that has had or is reasonably expected to have a Company Material Adverse Effect;

         (k) amended its articles of incorporation or bylaws or any other Organizational Documents;

         (l) granted any rights or licenses under any of its trademarks or trade names or other Intellectual Property or entered into any licensing or similar agreements or arrangements, in each case other than in the ordinary course of business consistent with past practices;

         (m) made any material changes in its general policies or practices relating to selling practices, discounts or other material terms of sale or accounting therefor, including any changes in loads, 12b-1 or advisory or other fees with respect to any Registered Fund for which the Company serves as adviser;

         (n) in the case of any Registered Fund for which the Company serves as adviser, had any action taken by the Investment Company Board of such Registered Fund other than actions in the ordinary course of business consistent with past practices, actions customarily taken by similarly situated Investment Company Board of Investment Companies or actions contemplated by or in connection with this Agreement;

         (o) changed in any material respect its accounting practices, policies or principles, other than any such changes as may be required under GAAP;

         (p) amended or agreed to amend its general fee schedule;

         (q) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting its properties or assets which, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect; or

         (r) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

         Section 3.10 Contracts.

         (a) Section 3.10(a) of the Company Disclosure Memorandum sets forth a correct and complete list, as of the date hereof, of all Contracts the annual revenue or cost to the Company of which exceeds $50,000. The Company has delivered to Buyer for inspection complete and correct copies of all such Contracts, including fee schedules, where applicable.

         (b) Except as set forth in Section 3.10(b) of the Company Disclosure Memorandum, and excluding any failure to obtain Consents with respect to the Contracts with those Clients listed in Section 3.10(c) of the Company Disclosure Memorandum (i) each Contract is in full force and effect in all material respects, and (ii) there does not exist under any Contract any event of default, or any event or condition that, after notice or lapse of time or both, would constitute an event of default, on the part of the Company or, to the knowledge of the Common Sellers, on the part of any other party to any Contract, where any such default could reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.10(b) of the Company Disclosure Memorandum, the Company is not subject to any contract, agreement, license or commitment materially restricting or limiting the type or scope of business or operations that it may conduct now or immediately after the Closing Date.

         (c) Except as set forth in Section 3.10(c) of the Company Disclosure Memorandum, as of the date hereof the Company has not received written notice from any Client of, and, to the knowledge of the Common Sellers, no such Client has stated orally, its intention to terminate its Investment Management Agreement with the Company.

         (d) As of the date hereof, the Company has not received written notice from any selling agent that is a party to any Distribution Agreement of, and, to the knowledge of the Common Sellers, no such selling agent has stated orally, its intention to terminate its Distribution Agreement (other than terminations initiated by any the Company due to a breach by such selling agent).

         (e) Each Contract for investment advisory services has been duly authorized, executed and delivered by the Company and, to the knowledge of the Common Sellers, each other party thereto and, to the extent applicable, has been adopted in compliance with Section 15 of the Investment Company Act and Section 205 of the Advisers Act and complies with Applicable Law and is a valid and binding agreement of each such party, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors, rights generally and to general equity principles) and
(ii) the Company and, to the knowledge of the Common Sellers, the other party thereto is in compliance in all material respects with the terms of each such Contract, and no event has occurred or condition exists that constitutes or with notice or the passage of time could constitute a material default by the Company thereunder.

         (f) Section 3.10(f) of the Company Disclosure Memorandum includes a listing of all wrap account agreements, the sellers of such wrap accounts, and the selling or sponsoring broker-dealer organizations and a schedule of fees for each sponsoring broker-dealer organization. To the knowledge of the Common Sellers, all wrap accounts are offered and sold in compliance with all Applicable Laws, including the requirements for delivery of the Company's Form ADV, Part II and the requirements of Rule 3a-4 under the Investment Company Act, and are exempt from registration or qualification under Applicable Laws, including federal, state, local and foreign securities laws.

         Section 3.11 No Other Brokers.

         (a) Other than Putnam Lovell Securities Inc., the fees and expenses of which will be paid by the Company, no broker, finder or similar intermediary has acted for or on behalf of or is entitled to any broker's, finder's or similar fee or other commission from the Company or the Common Seller in connection with this Agreement or the transactions contemplated hereby. The Preferred Seller has no obligation to pay any investment banking or similar fees or legal fees to either Putnam Lovell Securities Inc. or Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in connection with this Agreement or the transactions contemplated hereby.

         (b) The Preferred Seller has not retained or otherwise used any broker, finder or similar intermediary to act on its behalf nor is any Person entitled to any broker's, finder's or similar fee or other commission from the Preferred Seller in connection with this Agreement or the transactions contemplated hereby.

         Section 3.12 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that are pending or, to the knowledge of the Common Sellers, have been threatened in writing, against the Company or any of its properties or assets which (a) individually or in the aggregate, are reasonably expected to have a Company Material Adverse Effect or (b) challenge the validity of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or any of its properties or assets which, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect.

         Section 3.13 Compliance with Applicable Law.

         (a) The Company holds, and has at all times during the past five (5) years held, all material Permits necessary for the lawful ownership and use of its properties and assets and the conduct of its Business under and pursuant to, and has complied in all material respects with, and is not in violation in any material respect of, any Applicable Law relating to the Company or any of its assets, properties or operations (including, without limitation, the Securities Act, Advisers Act, the Investment Company Act and the Exchange Act and similar state and foreign laws). To the knowledge of the Common Sellers, the Company is not in violation or any Applicable Law relating to it, except any such violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. All Permits are in full force and effect and are not subject to any suspension, modification or revocation or proceedings related thereto.

         (b) Except for normal examinations or inspections conducted by any Governmental Authority in the regular course of the Business of the Company and any Registered Fund for which the Company serves as adviser and, to the knowledge of the Common Sellers, any Registered Fund for which the Company serves as subadviser, and which examinations are described in Section 3.13(b) of the Company Disclosure Memorandum, since December 31, 1999, (i) no Governmental Authority has initiated any administrative proceeding or, to the knowledge of the Common Sellers, investigation into the Business or operations of the Company or such Registered Fund and (ii) the Company has not received any written notice of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination or inspection of the Company. Copies of all reports or letters with respect to any such examinations or investigations have been provided to Buyer Parent.

         Section 3.14 Insurance. The Company maintains with reputable insurers, insurance and indemnity bonds providing reasonably adequate coverage for the Company against risks normally insured or bonded against by companies in similar lines of business. All such insurance policies and bonds are listed in Section
3.14 of the Company Disclosure Memorandum. Each such insurance policy or bond is in full force and effect, and the Company has not received written notice or any other indication from any insurer or agent of any intent to cancel any such insurance policy or bond. All premiums due on the insurance have been paid, and the Company will maintain such insurance policies from the date of this Agreement through the Closing Date. Renewals and replacements of insurance coverage over the past year by the Company has been at rates that are not materially higher than during the preceding year.

         Section 3.15 Employee Benefit Plans; ERISA.

         (a) Section 3.15(a) of the Company Disclosure Memorandum sets forth a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe benefit plan, including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether formal or informal, written or oral and whether legally binding or not, that is maintained or contributed to or was maintained or contributed to at any time by the Company or any ERISA Affiliate for the benefit of any employee, former employee, spouse, dependent, director, independent contractor or consultant of the Company as to which the Company or any ERISA Affiliate has any liability (each, a "Plan").

         (b) With respect to each Plan, the Company has made available to Buyer true and complete copies of each of the following documents:

                  (i) a copy of the Plan (including all amendments thereto);

                  (ii) a copy of any annual return required under ERISA or other applicable law with respect to each such Plan for the three most recently completed plan years;

                  (iii) a copy of any actuarial report required under ERISA or other applicable law with respect to each such Plan for the three most recently completed plan years;

                  (iv) a copy of the most recent summary plan description and any summaries of material modifications thereto;

                  (v) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the most recent financial statement related thereto;

                  (vi) all contracts relating to any Plan with respect to which the Company has any material liability; and

                  (vii) except as set forth in Section 3.15(b) of the Company Disclosure Memorandum, the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401 of the Code.

         (c) (i) No Plan is or has ever been a "multiemployer plan," as such term is defined in Section 3(37) of ERISA and no Plan is subject to Title IV of ERISA; (ii) each Plan has been operated in all material respects in accordance with the requirements of all Applicable Law; (iii) each Plan that is intended to be qualified under Code Section 401(a) has received an individual favorable IRS determination letter; (iv) to the knowledge of the Common Sellers, each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; and (v) neither of the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability (including any material contingent liability) pursuant to Title IV of ERISA that has not been satisfied in full, and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any plan subject to Title IV of ERISA (a "Title IV Plan") during the six year period ending on the last day of the most recent Title IV Plan year ended prior to the Closing Date.

         (d) No Plan provides welfare benefits (as defined in Section 3(1) of ERISA) for periods extending beyond termination of service other than (i) coverage required to be provided under Applicable Law or (ii) as described in the Plan.

         (e) There are no pending or anticipated claims (other than routine claims for benefits) involving any Plan.

         (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of the Company to severance pay, unemployment compensation or any other similar payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due any such person.

         (g) Since the date of the most recent valuation, there has been no material change in the financial position of any Plan and no material increase in benefits under any Plan as a result of plan amendments. To the knowledge of the Common Sellers, no "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to any Plan has engaged in any nonexempt "prohibited transaction" (described in Section 4975(c) of the Code or Section 406 of ERISA). The Common Sellers have, or have reserved, the right to amend or terminate any Plan subject to ERISA at any time prior to the Closing Date. No material tax under Code Sections 4980B or 5000 has been incurred with respect to any Plan and, to the knowledge of the Common Sellers, no circumstances exist which could give rise to such taxes.

         (h) The Company has made appropriate entries in its financial records and statements for all Plan obligations that have accrued but that are not yet due. The value of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and their respective beneficiaries have been fully reflected on the Company's financial statements. The Company has made all required contributions and payments under each Plan.

         Section 3.16 Technology and Intellectual Property.

         (a) Section 3.16(a) of the Company Disclosure Memorandum contains a true and complete list and description of each of the electronic data processing, communications, information, telecommunications and computer systems which are material to the Business of the Company (collectively, the "Technology Systems"), including a description of any Software (other than readily available off-the-shelf software) and any material computer hardware systems owned, leased or used by any of them that is used in the operation of the Technology Systems and list of any material Contracts pursuant to which it is granted rights which are used in the operation of the Technology Systems, including soft dollar arrangements, Software licenses and similar agreements, as set forth in Section 3.10(a) of the Company Disclosure Memorandum.

         (b) Each of the Technology Systems is adequate for the conduct of the Business of the Company as currently operated. There has not been any material malfunction with respect to any of the Technology Systems currently in use.

         (c) Section 3.16(c) of the Company Disclosure Memorandum contains a true and complete list and description of all material Intellectual Property, including all patents and all registered trademarks, registered service marks and registered copyrights and applications therefor, owned by, or used in the Business or operations of, the Company (the "Company Intellectual Property"), and all material licenses, service marks or agreements pursuant to which the Company has granted or has been granted rights with respect to Intellectual Property not owned and used exclusively by it.

         (d) The Company has the right to use the Software and Company Intellectual Property in accordance with the terms of the relevant Contracts governing such use, free and clear of any claims by any Person (other than Permitted Encumbrances and the claims of any licensor under licensing or similar agreements), and the consummation of the transactions contemplated by this Agreement will not alter or impair the right of Buyer to use the Software or the Company Intellectual Property in connection with the Business of the Company as currently conducted by the Company to the same extent and on the same terms as the Company was entitled to use such Software and such Company Intellectual Property as of the date hereof, free and clear of any claims by any Person (other than Permitted Encumbrances and the claims of any licensor under licensing or similar agreements). No claim has been asserted, or to the knowledge of the Common Sellers threatened, by any Person to the effect that the use by the Company of any Company Intellectual Property violates or infringes upon the asserted rights of others, or that challenges or questions the validity or effectiveness of any license or similar agreement with respect to any Company Intellectual Property that is leased or licensed by the Company or the ownership by the Company of any Company Intellectual Property that the Company purports to own. As of the date hereof, none of the Software or the Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company.

         Section 3.17 Taxes.

         (a) The Company has duly and timely filed all material Tax Returns required to be filed on or before the Closing Date and all such Tax Returns were correct and complete as filed. All Taxes that are or may become payable by the Company as of the Closing Date or chargeable as a lien upon its assets (whether or not shown on any Tax Return) with respect to any Tax period or portion thereof ending on or before the Closing Date have been either duly and timely paid or adequate provision has been made therefor on the Estimated Closing Balance Sheet. The aggregate of the reserves for Taxes contained on the Estimated Closing Balance Sheet will be adequate for all such Taxes payable or asserted to be payable by the Company for all relevant taxable periods or portions thereof through the Closing Date. The Company has made available to the Buyers complete and correct copies of all material Tax Returns filed by the Company.

         (b) Except as set forth on Schedule 3.17(b) of the Company Disclosure Memorandum, the Company has duly and timely withheld all employment and withholding Taxes required to be withheld, and such withheld taxes have been duly and timely paid to the proper Governmental Authorities or, if not yet due, properly set aside in accounts for such purpose. The Company is in compliance with all applicable information reporting and Tax withholding requirements under federal, state, and local Tax laws.

         (c) To the knowledge of the Company, no claim for taxes has been asserted, raised, or threatened in writing by a Governmental Authority against the Company in a jurisdiction in which the Company does not file Tax Returns.

         (d) Except as set forth on Section 3.17(d) of the Company Disclosure Memorandum, no Tax Return filed by the Company is currently under audit by any Governmental Authority. To the knowledge of the Company, no Taxes of the Company that may become payable following the Closing Date for periods ending on or prior to the Closing Date have been asserted in writing by any Governmental Authority to be due, and no report or assessment for any Taxes of the Company that may be payable following the Closing Date for periods ending on or prior to the Closing Date has been issued by any Governmental Authority in the course of any audit. To the knowledge of the Company, except as set forth on Section 3.17(d) of the Company Disclosure Memorandum, no Governmental Authority has asserted, raised or threatened against the Company any deficiency or claim for additional Taxes or any adjustment of Taxes. There is no other deficiency, claim or adjustment with respect to any Taxes of the Company, including Taxes of other persons for which the Company may be liable under Section 1-1502-6 of the Treasury Regulations or any similar provision of Applicable Law, that may be payable following the Closing Date for periods ending on or prior to the Closing Date, or other pending audit of any Tax Return pertaining to the Company.

         (e) Except as set forth on Section 3.17(e) of the Company Disclosure Memorandum, the Company has not (x) waived any statute of limitations, (y) agreed to any extension of the period for assessment or collection of any Taxes, or (z) executed or filed any power of attorney with respect to any Taxes, which waiver, agreement or power of attorney is currently in force.

         (f) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

         (g) Except as set forth in Section 3.17(g) of the Company Disclosure Memorandum, the Company is not a party to, is not bound by and does not have any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement. Except as set forth in Section 3.17(g) of the Company Disclosure Memorandum, the Company is not, nor at any time has it been, a member of any Affiliated Group nor does it have any liability for the Taxes of any person under Section 1.1502-6 of the United States Treasury Regulations, or any similar provision of state, local or foreign law, or as a transferee, successor, indemnitor or guarantor, by contract or otherwise.

         (h) The Buyers will not be required to deduct and withhold any amount pursuant to Sections 1445(a) or 3406 of the Code, or any other provision of law, upon the payment of the Merger Consideration pursuant to this Agreement.

         (i) The Company is not obligated to make any payments and is not a party to any agreement that could reasonably be expected to obligate it to make any payments that will not be deductible under Section 162(m) of the Code.

         (j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (k) Except as set forth in Section 3.17(k) of the Company Disclosure Memorandum, there is no ruling received from, or closing agreement executed with, any Governmental Authority that will be binding upon the Company after the Closing Date with respect to Taxes.

         (l) The Company has not had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country. The Company is not subject to Tax in any country other than the United States.

         (m) There has not been an ownership change, as defined in Section 382 of the Code, of the Company, that occurred during or after any period in which the Company incurred a net operating loss that carries over to any period ending after the Closing Date.

         (n) In the Merger, the Company will transfer to Buyer assets representing, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions of stock and distributions with respect to stock (except for regular, normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company immediately prior to the Merger. Except as set forth in this Agreement and the Company Disclosure Memorandum, the Company will pay no cash or other property to shareholders in connection with the Merger. In addition, assets disposed of by the Company in contemplation of the Merger will be considered assets held by the Company immediately prior to the Merger.

         (o) Other than cash paid to the Preferred Seller and the Common Sellers that have dissented from the Merger and perfected their rights of appraisal, during the preceding two years, neither the Company nor any Company Related Party has redeemed or acquired any Company Stock.

         (p) Except as set forth in this Agreement and the Company Disclosure Memorandum, neither the Company nor any Company Related Party has made any distribution with respect to the outstanding Capital Stock during the preceding two years other than periodic dividends consistent with the Company's historic dividend practice.

         (q) The liabilities of the Company assumed by Buyer and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

         (r) To the knowledge of the Company, the Company and the Sellers will pay their respective expenses, if any, incurred in connection with the transaction.

         (s) The fair market value of the assets of the Company to be transferred to the Buyer will equal or exceed the sum of the liabilities assumed by Buyer or by Buyer Parent, plus the amount of the liabilities, if any, to which the transferred assets are subject.

         Section 3.18 Assets Under Management. As of the close of business on January 31, 2001 the aggregate amount of assets under management (i.e., assets as to which the Company is entitled to receive Asset Management Fees) (i) for the Registered Funds listed on Section 3.6(c) of the Company Disclosure Memorandum was approximately $645,801,217, (ii) for the Separate Accounts was approximately $15,256,192,937, and (iii) for the wrap accounts of the Company's Managed Accounts Group was approximately $1,554,561,375.

         Section 3.19 Affiliate Transactions. Section 3.19 of the Company Disclosure Memorandum sets forth a correct and complete list of all agreements, arrangements or other commitments in effect as of the date hereof (other than employment agreements listed in Section 3.10(a) of the Company Disclosure Memorandum) between the Company, on the one hand, and any officer, director or shareholder of the Company, on the other hand. A true and correct copy of each such agreement, arrangement or commitment (or if the same is oral, a true, correct and complete written description thereof) has heretofore been provided to the Buyers.

         Section 3.20 Labor Matters, etc. The Company is not a party to or bound by any collective bargaining or other labor agreement. The Company is currently in compliance with and for the past five (5) years has materially complied with all applicable provisions of Applicable Laws pertaining to the employment or termination of employment of its employees, except for any failures to comply that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.21 Derivative Products. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements, whether entered into for the Company's own account (all of which are listed on Section 3.21 of the Company Disclosure Memorandum), or for the account of one or more of the Company's Clients, were entered into (i) in accordance with prudent business practices to the extent entered into for the Company's own account, (ii) in accordance with Client guidelines to the extent entered into for Clients, (iii) in accordance with all Applicable Laws and (iv) to the knowledge of the Common Sellers, with counterparties that were financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms (subject only to the bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors' rights generally and to general equity principles), and are in full force and effect. Neither the Company nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         Section 3.22 Books and Records. The books and records of the Company and its Subsidiaries and each Investment Company, Client and Account have been fully, properly and accurately maintained in all material respects, in compliance and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present in all material respects the financial position of the Company, and the assets and performance of each Investment Company, Client and Account. The valuations of the assets and liabilities of each Investment Company, Client and Account have been supplied by sources that the Company believes are reasonably reliable and accurate, and, to the Common Sellers' knowledge, accurately reflect the fair market values of such assets and liabilities as of the dates thereof.

         Section 3.23 Environmental Matters. Except as set forth in Section 3.23 of the Company Disclosure Memorandum, and except for those matters which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

         (a) The Company and the Company Facilities are and have been in compliance with all Environmental Laws;

         (b) No events, facts or conditions will prevent, hinder or limit continued compliance by the Company and the Company Facilities with applicable Environmental Laws, and no material expenditures or commitments by the Company are planned or necessary to maintain continued compliance by the Company and the Company Facilities with applicable Environmental Laws as of the date of this Agreement or beyond the Effective Date;

         (c) The Company has obtained all Permits required pursuant to applicable Environmental Laws to carry on its business as now conducted; all such permits are in full force and effect and are not subject to any appeals or to any unsatisfied conditions which are required to be satisfied by the Closing Date; and no such permits are subject to any pending or threatened modification, suspension, revocation, rescission or cancellation;

         (d) The Company is not liable under any applicable Environmental Law with respect to the release, threatened release, or presence of any Hazardous Substance;

         (e) No Hazardous Material which may require response or corrective action or remediation under any Environmental Law is present at, threatening, or emanating from any property presently owned or operated by the Company, or was present at or emanating from any other property when previously owned or operated by the Company;

         (f) The Company is not subject to any pending or threatened claim, or is obliged to comply with any judgment, order, ruling, settlement, or agreement arising under any Environmental Law;

         (g) The Company has not received any notice that it is a potentially liable party, that it is required to provide information, or that it or any of the Company Facilities is subject to an investigation in connection with any applicable Environmental Law; and

         (h) The Company has not entered into any negotiations or agreements either relating to any response or corrective action or remediation relating to liabilities or potential liabilities arising under any Environmental Law or providing any indemnification or renouncing indemnification claims for any liabilities arising under any Environmental Law.

         Section 3.24 Disclosure. The respective representations and warranties of the Common Sellers and the Preferred Seller contained herein do not contain any untrue statements of material fact or omit to state a material fact necessary to be stated or disclosed in order to make the statements contained in the representations and warranties, in light of the circumstances under which they were made, not misleading.

         Section 3.25 Investment. Each Seller hereby represents and warrants that the Parent Stock it will acquire pursuant to the Merger, and the Parent Stock it may acquire pursuant to the terms of Article II, are being, or will be, acquired by such Seller for its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. Each Seller understands that the Parent Stock issuable pursuant to the Merger hereof, and the Parent Stock that may be issued pursuant to Article II hereof, have not been registered under the Securities Act, or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of the Sellers' investment intent as expressed herein. Each Common Seller that is a natural person and the Preferred Seller represents and warrants that he, she or it, as the case may be, is an "accredited investor" within the meaning of Regulation D promulgated by the SEC under the Securities Act. Each Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Merger and related transactions, and to obtain any additional information that Buyer Parent possesses or can acquire without unreasonable effort, and that such Seller has received prior to the date hereof a copy of all Buyer Parent Reports that have been filed with the SEC.

         Each Seller further represents and warrants that it has such knowledge and experience in financial and business matters as to enable it (a) to utilize the information made available to it in connection with the transactions contemplated by this Agreement, (b) to evaluate the merits and risks associated with the acquisition of Parent Stock pursuant hereto, and (c) to make an informed decision with respect thereto. Each Seller's business and financial experience is such that the Buyers could reasonably assume such Seller has the capacity to protect its interests in connection with the offer, sale and issuance of the Parent Stock hereunder. Each Seller has reviewed with its tax advisor the United States federal, state, local and foreign tax consequences of an investment in Parent Stock and the transactions contemplated by this Agreement and reviewed with its legal counsel the United States, federal, state and foreign legal restrictions on transfers and resales of shares of Parent Stock issued pursuant to the terms of this Agreement. Each Seller is relying solely on such advisors with respect to such matters and not on any statements or representations of the Buyers or any of their agents.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                                AND BUYER PARENT

         The Buyers, jointly and severally, represent and warrant to the Company and the Sellers as follows:

         Section 4.1 Organization and Related Matters. Buyer Parent and Buyer are corporations duly organized, validly existing and in good standing under the laws of the England and Wales and the State of Delaware, respectively. Each of Buyer and Buyer Parent has the power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary except where the failure to be so qualified would not have a Buyer Material Adverse Effect.

         Section 4.2 Authority; No Violation.

         (a) Each of Buyer and Buyer Parent has full power and authority to execute and deliver this Agreement and take all actions necessary or appropriate to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Buyer and Buyer Parent, and no other proceedings on the part of Buyer or Buyer Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Buyer Parent and (assuming the due authorization, execution and delivery of this Agreement by the Company and the Sellers) constitute a valid and binding obligation of Buyer and Buyer Parent, enforceable against Buyer and Buyer Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

         (b) Neither the execution and delivery of this Agreement by Buyer or Buyer Parent, nor the consummation by Buyer or Buyer Parent of the transactions contemplated hereby to be performed by them, nor compliance by Buyer or Buyer Parent with any of the terms or provisions herein or therein, will (i) violate any provision of the Organizational Documents of Buyer or Buyer Parent or (ii) assuming that the Consents required of the Company in Section 5.3 hereof are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Buyer Parent or, any of their properties, contracts or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any material Encumbrance upon any assets of Buyer or Buyer Parent or any Contract, Lease or Indebtedness to which Buyer or Buyer Parent or any of their Affiliates is a party, or by which Buyer or Buyer Parent, or any of their properties or assets, may be bound or affected, except, in the case of this clause (ii), any such violation, conflict, breach, losses, default, termination, cancellation or Encumbrance which would not individually or in the aggregate have a Buyer Material Adverse Effect.

         Section 4.3 Consents and Approvals. Except for (a) Consents and notices as are set forth in Section 5.3, (b) the applicable filings under the HSR Act and (c) such other Consents the failure of which to be made or obtained are not reasonably expected to have a Buyer Material Adverse Effect, no Consents with any Governmental Authority or any third party are necessary in connection with
(i) the execution and delivery by Buyer and Buyer Parent of this Agreement and
(ii) the
consummation by Buyer and Buyer Parent of the transactions as contemplated hereby. The Buyers are not aware of any reason that would cause the Consents of any Governmental Authority or third party to this Agreement and the transactions provided for herein to not be received without undue delay or without the imposition thereon of conditions, restrictions or requirements that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Surviving Corporation.

         Section 4.4 Buyer Financing. Buyer Parent and Buyer have, or prior to Closing will have, sufficient funds to enable them to pay the consideration required to be paid by Buyer pursuant to Article II and to perform their obligations hereunder.

         Section 4.5 No Other Broker. Other than DeGuardiola Advisors, Inc., the fees and expenses of which will be paid by Buyer and/or Buyer Parent, no broker, finder or similar intermediary has acted for or on behalf of or is entitled to any broker's, finder's or similar fee or other commission from Buyer or Buyer Parent or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.

         Section 4.6 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that are pending or, to Buyer's or Buyer Parent's knowledge, have been threatened in writing against Buyer or Buyer Parent or any of their Affiliates or their respective properties which (a) individually or in the aggregate, are reasonably expected to have a Buyer Material Adverse Effect or (b) challenge the validity of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer or Buyer Parent or any of their Affiliates or their properties or assets which, individually or in the aggregate, is reasonably expected to have a Buyer Material Adverse Effect.

         Section 4.7 Capitalization. The authorized number of shares of Parent Stock as of December 31, 2000 was 1,049,999,999 Ordinary Shares. At December 31, 2000, the issued number of shares of Parent Stock was 771,037,502 Ordinary Shares. All the issued Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable. When Ordinary Shares are issued pursuant to the terms of this Agreement, they will be (a) duly authorized and validly and newly issued, (b) non-assessable, (c) freely tradeable on the LSE,
(d) free of any pre-emptive rights and (d) free of any transfer restrictions imposed by Buyer Parent or under Applicable Law (other than restrictions set forth in Section 2.11 hereof and, with respect to a Common Seller for so long as such Common Seller is an employee of Buyer Parent or one of its Affiliates, restrictions generally applicable to employees of Buyer Parent or its Affiliates). The only authorized capital stock of Buyer is 1,000 shares of common stock, par value $.01 per share, of which 160 shares are issued and outstanding and owned by Buyer Parent.

         Section 4.8 Buyer Parent Reports. Since January 1, 2000, Buyer Parent has filed all material registrations, reports, statements, notices and other material filings required to be filed with the SEC, the LSE, the Investment Management Regulatory Organisation Limited ("IMRO"), and any other Governmental Authority by Buyer Parent, to the extent applicable, including all required amendments or supplements to any of the above (the foregoing, excluding reports on Form 6-K filed with the SEC that relate to transactions by directors or officers of Buyer Parent or its affiliates in shares of Buyer Parent, the "Buyer Parent Reports"). The Buyer Parent Reports complied in all material respects, where applicable, with the requirements of the Securities Act, the Exchange Act, the Advisers Acts, the Investment Company Act, the Companies Act and the rules and regulations of IMRO and any other Governmental Authority. As of their respective dates, each of the Buyer Parent Reports constituting prospectuses, listing particulars (to the extent their contents relate to the Buyer Parent and its Affiliates), statements of additional information, Part II of Form ADVs, annual reports on Form 20-F and proxy statements did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.9 Taxes. There are no U.K. stamp or transfer Taxes due in respect of the issuance of any shares of Parent Stock under this Agreement.

                                    ARTICLE V
                                    COVENANTS

         Section 5.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing through the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer Parent, the Company shall (a) carry on its business in the ordinary course consistent with past practices; (b) use all reasonable efforts to preserve its present business organization, relationships and Clients; (c) use all reasonable efforts to keep available the present services of its employees; (d) use all reasonable efforts to bill and collect investment advisory fees consistent with past practices; and (e) use all reasonable efforts to preserve its rights, franchises, goodwill and relations with its Clients and others with whom it conducts Business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth in
Section 5.1 of the Company Disclosure Memorandum, or consented to in writing by Buyer Parent, the Company shall not:

                  (i) issue any securities or borrow money or acquire any of its shares of Capital Stock;

                  (ii) pay (or commit to pay) any bonus to any director, partner, officer, other employee or sales representative, except such bonuses calculated consistent with the past practices of the Company;

                  (iii) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any Contract except in the ordinary course of business;

                  (iv) take any action impairing its rights in any Contract or its assets other than in the ordinary course of business;

                  (v) purchase or lease any assets from, or sell or lease any assets to, any of its Affiliates;

                  (vi) adopt, amend, renew or terminate any Plan or any other employee program, agreement, arrangement or policy between the Company and one or more of its employees, other than in the ordinary course of business;

                  (vii) take or fail to take any action which action or omission constitutes a breach or default under any material Contract or material license to which the Company is a party or by which it or any of its properties is bound the effect of which could reasonably be expected to cause a Company Material Adverse Effect;

                  (viii) amend its Organizational Documents;

                  (ix) terminate senior employees of the Company without having consulted with Buyer Parent;

                  (x) enter into any new line of business unrelated to the Business as currently conducted;

                  (xi) acquire or sell in any manner, including by way of merger, consolidation or purchase or sale of an equity interest or assets, any business or any corporation, partnership, association or other business organization or division thereof, or

                  (xii) agree to do any of the foregoing.

         Section 5.2 No Solicitation, etc. Prior to the Closing, neither the Company, any Common Seller nor the Preferred Seller shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any of the Capital Stock of the Company or the Business or all, or substantially all, of the assets of the Company or (ii) furnish or cause to be furnished any non-public information concerning the Business and operations of the Company to any Person (other than Buyer and its Affiliates and their agents or representatives or the Sellers and their agents or representatives) other than in the ordinary course of business or pursuant to Applicable Law. Except as otherwise permitted by this Agreement, prior to the Closing, the Company shall not issue, sell, transfer or otherwise dispose of, grant any option to any Person with respect to, create any Encumbrance upon, or transfer any shares of Capital Stock of the Company and each Common Seller and the Preferred Seller shall not sell, transfer or otherwise dispose of, grant any option to any Person with respect to, create any Encumbrance upon, or transfer, such shares of Capital Stock of the Company.

         Section 5.3 Consents.

         (a) Registered Funds. The Company, as promptly as practicable, shall
(i) use its reasonable best efforts to cause the Investment Company Board of each Registered Fund to call a special meeting of the shareholders of such Registered Fund to be held as promptly as reasonably practicable for the purpose of obtaining the approval of such shareholders of a new Investment Management Agreement containing terms (other than fee rates) that are not materially less favorable to the Company than the terms contained in the Investment Management Agreement with such Registered Fund existing on the date hereof, (ii) use, and use its reasonable best efforts to cause each Registered Fund to use, its reasonable best efforts to obtain, or cause to be obtained, the approval of the Investment Company Boards and the shareholders of such Registered Fund, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of such Investment Management Agreement for such Registered Fund with the Company, (iii) use its reasonable best efforts to cause each Registered Fund to prepare, file with and cause to be cleared by the SEC and all other Governmental Authorities having jurisdiction there over, as promptly as practicable after the date hereof, all proxy solicitation materials required to be distributed to shareholders of each such Registered Fund with respect to the actions recommended for shareholder approval by the Investment Company Boards,
(iv) use its reasonable best efforts to cause each Registered Fund to mail such proxy solicitation materials to such shareholders promptly after clearance by the SEC and cause to be submitted to a meeting of shareholders of such Registered Fund as soon as practicable after such mailing the proposals described in clause (ii) above, and (v) use its reasonable best efforts to cause the Investment Company Board of each

Registered Fund to approve, pursuant to and in conformity with Section 15(a)(4) of the Investment Company Act and SEC Rule 15a-4 thereunder, of an interim Investment Management Agreement for such Registered Fund with the Company (A) providing for the Company to continue as the adviser of such Registered Fund with the same advisory fees as are in effect under the existing Investment Management Agreement for such Registered Fund with the Company on the date hereof, (B) becoming effective at the time of the Closing for any Registered Fund whose shareholders have not, prior to the Closing, approved a new Investment Management Agreement with the Company, and (C) satisfying all requirements of SEC Rule 15a-4(b)(2)(iv)-(vi) (each an "Interim Advisory Contract").

         (b) Other Client Consents. If Consent to the assignment or deemed assignment of an Investment Management Agreement with Clients of the Company (other than Clients that are Registered Funds) as a result of the transactions contemplated by this Agreement is required by Applicable Law or by such Client's Investment Management Agreement, as soon as reasonably practicable following the date hereof, the Company shall send a notice in form and substance acceptable to Buyer (the "Notice") informing such Clients of the transactions contemplated by this Agreement, requesting written Consent to the assignment of such Client's Investment Management Agreement and informing such Client (i) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Investment Management Agreement; (ii) of the intention of the Surviving Corporation to cause a subsidiary of the Surviving Corporation which is a registered investment adviser to continue to provide the advisory services pursuant to the existing Investment Management Agreement with such Client after the Effective Time; and (iii) that the Consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services through April 30, 2001 without termination of such Client's Investment Management Agreement with the Company or without advising the Company, either orally or in writing, of its intention to terminate such Investment Management Agreement. Buyer Parent and Buyer each agrees that Consent for any Investment Management Agreement with a Client (other than Clients that are Registered Funds) to the assignment or deemed assignment resulting from the transactions contemplated by this Agreement shall be deemed given for all purposes hereunder (A) if no Consent is required under Applicable Law or the respective Investment Management Agreement (provided that there is no notification or communication, either written or oral, that would reasonably be construed as equivalent to a statement that such Client will terminate or intends to terminate its Investment Management Agreement with the Company within sixty (60) days following the Effective Time), (B) if Consent is required under Applicable Law or the respective Investment Management Agreement, upon receipt of the written Consent requested in the Notice (provided that, after the date of receipt of such written Consent, there is no notification or communication, either written or oral, that would reasonably be construed as equivalent to a statement that such Client will terminate or intends to terminate its Investment Management Agreement with the Company within sixty (60) days following the Effective Time) or (C) if such Consent is required under Applicable Law or the respective Investment Management Agreement, and if the written Consent requested in any Notice is not received on or prior to April 30, 2001, to the extent such Client continues to accept the investment advisory services provided by the Company under such Investment Management Agreement for the period ending on April 30, 2001, unless (1) such Client has at any time on or prior to April 30, 2001 terminated, or advised the Company, either orally or in writing, of its intention to terminate such Investment Management Agreement or (2) there exists any notice or communication, either written or oral, that would reasonably be construed as equivalent to a statement that such Client will terminate or intends to terminate its Investment Management Agreement with the Company within sixty (60) days following the Effective Time. The Buyers shall be provided a reasonable opportunity to review all such Consent materials to be used by the Company prior to distribution. The Company shall promptly upon their receipt make available to the Buyers copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the Consent solicitation provided for in this Section 5.3 (a) and (b). Prior to the Closing Date, no Buyer shall contact, in writing or otherwise, any Client or any other Person who acts as an adviser to or "gatekeeper" for any Client with respect to this Agreement or the transactions contemplated hereby or the Consent without the prior approval of the Seller Representative, which approval shall not be unreasonably withheld or delayed.

         (c) Client Procedures. In connection with obtaining the Client Consents required by subsections (a) and (b), the Company shall take reasonable steps to keep the Buyers informed of the status of obtaining such Client Consents and, to the extent applicable, deliver to the Buyers prior to the Closing copies of all such executed Client Consents and make available for inspection the originals of such Consents prior to the Closing.

         (d) The Registered Funds' Proxy Statements. In connection with the preparation and filing of the proxy solicitation materials referred to in the subsection (a) above, the Company and the Buyers will cooperate with each other and with the Investment Company Board of each Registered Fund, including providing such information as may be reasonably requested for inclusion in such proxy statements. Each of the Company, the Buyer and Buyer Parent agrees that none of such information provided by it for inclusion in such proxy solicitation materials will contain any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances in which they were made, not misleading.

         (e) The Registered Funds' Registration Statements. Prior to the earlier of the Closing Date or the termination of this Agreement, the Company and the Buyers will cooperate with each other and each will endeavor in good faith to cause each Registered Fund to file supplements or post-effective amendments to that Registered Fund's registration statement on Form N-1A, which supplements or amendments shall reflect changes as necessary in that Registered Fund's affairs as a consequence of the transactions contemplated by this Agreement, and shall cooperate with one another in causing each Registered Fund to make any other filing necessary under Applicable Law to satisfy disclosure requirements to enable the public distribution of the shares of beneficial interest of that Registered Fund to continue.

         (f) Continued Qualification. Prior to the earlier of the Closing Date or the termination of this Agreement, the Company shall use commercially reasonable efforts to ensure that no Registered Fund takes any action that (a) would prevent any Registered Fund from qualifying as a "regulated investment company" under Section 851 of the Code, or (b) would be inconsistent with each Registered Fund's prospectuses and other offering, advertising and marketing materials, as amended or supplemented.

         Section 5.4 Investment Company Matters.

         (a) Each of the Common Sellers and Buyers agree that neither it nor any of its Affiliates has any express or implied understanding or agreement that would impose an "unfair burden" on any Registered Fund or would in any way interfere with any Registered Fund's reliance on Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement. The Common Sellers and Buyers agree to comply and to use their respective commercially reasonable efforts to cause the respective boards of directors of the Investment Company to comply with the provisions of Section 15(f) of the 1940 Act prior to the Effective Time. Following the Effective Time, the Buyers shall not fail to take, and shall use reasonable best efforts to cause each Affiliate of the Buyer Parent to not fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement and the transactions contemplated hereby. In that regard, each of Buyer Parent and the Buyer shall conduct its business and shall, subject to the applicable fiduciary duties to the Registered Funds, use its reasonable best efforts to cause each of its Affiliates to conduct its business so as to assure that, insofar as within the control of Buyer Parent, the Buyer or their respective Affiliates:

                  (i) for a period of three years after the Closing, at least 75% of the members of the Investment Company Boards of each Registered Fund or their successors are not (A) "interested persons" of the investment adviser of such Registered Fund after the Closing, or (B) "interested persons" of the present or successor investment manager of such Registered Fund; and

                  (ii) for a period of two years after the Closing, there shall not be imposed on any Registered Fund an "unfair burden" as a result of the transactions contemplated under this Agreement, or any express or implied terms, conditions or understandings applicable thereto.

         (b) For a period of three years from the Closing, neither Buyer Parent nor Buyer shall, and Buyer Parent and Buyer shall use reasonable best efforts to cause their respective Affiliates not to, voluntarily engage in any transaction that would constitute an "assignment" of any Investment Management Agreement with any Registered Fund currently managed by the Company to which Buyer Parent, the Buyer or any such Affiliate is a party, without first obtaining a covenant in all material respects the same as that contained in Section 5.4(a).

         (c) The terms used in quotations in this Section 5.4 shall have the meanings set forth in Sections 2(a)(4), 2(a)(19) and 15(f) of the Investment Company Act.

         Section 5.5 Insurance. During the period from the date hereof to the Effective Time, the Company will maintain in effect until superseded by policies of Buyer or its Affiliates all casualty and public liability policies maintained by the Company on the date hereof relating to its Business, or will procure comparable replacement policies and maintain such replacement policies in effect until such time.

         Section 5.6 Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. For a reasonable period of time after the Closing Date upon the reasonable request of any party (or parties), the other parties shall promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be requested to effectuate the purposes of this Agreement and the transactions, plans and arrangements contemplated hereby.

         Section 5.7 Efforts of Parties to Close. During the period from the date of this Agreement through the Closing Date each party hereto shall use all reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written Consent of the other parties to this Agreement, no party to this Agreement shall take any action which, or fail to take any action the failure of which to be taken, would, or could reasonably be expected to, (a) result in any of the representations and warranties set forth in this Agreement on the part of the party taking or failing to take such action being or becoming untrue in any respect that would cause Section 6.1(a) or Section 6.2(a) not to be satisfied;
(b) result in any conditions to the Closing set forth in Article VI not being satisfied; (c) result in a material violation of any provision of this Agreement; or (d) adversely affect or materially delay the receipt of any of the requisite regulatory approvals. Buyer Parent shall cause Buyer to take all actions necessary to perform and comply with all agreements, covenants and obligations of Buyer hereunder.

         Section 5.8 Confidentiality and Announcements.

         (a) Buyer and Buyer Parent agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference.

         (b) Neither the Company, the Sellers, Buyer nor Buyer Parent shall, and each of the foregoing shall cause each of its Affiliates, employees, directors, partners and agents, including accountants, lenders, counsel and investment bankers not to, disclose to any Person (other than its Affiliates, employees, partners and agents) any of the contents hereof other than as required by law upon prior notice to the other parties.

         (c) Subject to Section 5.9, the parties to this Agreement shall consult each other as to the form and substance of any public disclosures and shall use all reasonable efforts to agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby.

         Section 5.9 Access, Certain Communications. Between the date of this Agreement and the Closing Date, subject to any Applicable Laws relating to the exchange of information, the Company shall afford to Buyer and Buyer Parent and their authorized agents and representatives reasonable access, upon reasonable notice and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of the Business; provided, however, that any such investigation shall be conducted in a manner which does not unreasonably interfere with the Company's normal operations and employee relations.

         Section 5.10 Regulatory Matters; Third Party Consents.

         (a) The parties to this Agreement shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, Consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (it being understood that the Company and the Sellers shall be responsible only for using all reasonable efforts to obtain all such approvals, waivers and Consents from such parties with whom the Company is in contractual privity (including all Clients) and that such efforts shall not require action that in the Company's judgment could have an adverse impact on client relationships. If any required Consent of or waiver by any third party (excluding any Governmental Authority) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended. The parties to this Agreement will have the right to review in advance, and will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all of the information relating to Buyer, Buyer Parent, the Company or the Sellers, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any information provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Authority necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver or make available to the other parties hereto evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver or make available to the other parties hereto a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, Buyer, Buyer Parent, the Company and the Sellers shall each act reasonably and as promptly as practicable.

         (b) The parties to this Agreement shall promptly advise each other upon receiving any communication from any Governmental Authority whose Consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

         Section 5.11 Expenses. Except as otherwise expressly provided herein, Buyer and Buyer Parent on the one hand, and the Sellers and the Company on the other hand, shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including all direct and indirect expenses incurred in connection with the Consents required to be obtained pursuant to Section 5.3.

         Section 5.12 Non-Foreign Person Affidavit. Each of the Sellers shall, on or prior to the Closing Date, furnish to the Buyer a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the failure of any or all of the Sellers to provide such affidavit shall not release Buyers from their obligation to consummate the transactions contemplated hereby.

         Section 5.13 Releases.

         (a) If the transactions contemplated by this Agreement shall be consummated, effective at the Effective Time, each Common Seller hereby agrees to the termination of Section 14 of the Prior Purchase Agreement and the Shareholders Agreement and hereby releases and discharges the Company, Buyer and Buyer Parent, the Preferred Seller and their respective Affiliates and their respective past, present and future officers, directors, agents and employees, of, from, against and in respect of any action, cause of action, damage, claim, or liability based upon, arising out of, or relating to the ownership by such Common Seller of shares of the Common Stock of the Company (including, without limitation, any claim for payment of any dividends accrued and unpaid, whether or not declared, or declared but unpaid) at any time or for any period ending on, prior to or after the Effective Time, other than any claim based upon rights of such Common Seller under this Agreement (including the right to receive the merger consideration payable to such Common Seller as provided in Article II hereof).

         (b) If the transaction contemplated by this Agreement shall be consummated, effective at the Effective Time, the Preferred Seller hereby agrees to the termination of Section 14 of the Prior Purchase Agreement and hereby releases and discharges the Company, Buyer and Buyer Parent, the Common Sellers and their respective Affiliates and their respective past, present and future officers, directors, agents and employees, of, from, against and in respect of any action, cause of action, damage, claim or liability based upon or arising out of, or relating to, the ownership by the Preferred Seller of shares of the Capital Stock of the Company (including, without limitation, any claim for payment of any accrued and unpaid dividends, whether or not declared, in respect of the Preferred Stock) and any claim for payment of any amounts in respect of the Preferred Stock, whether characterized as a payment in redemption of the Preferred Stock or otherwise and whether based on the terms of the designation of the Preferred Stock contained in the Amended Articles of Incorporation of the Company or otherwise) at any time or for any period ending on, prior to or after the Effective Time, other than any other claim based upon rights of the Preferred Seller under this Agreement (including the right to receive the Merger Consideration payable to the Preferred Stock as provided in Article II hereof).

         Section 5.14 Retention Bonus Plan. Prior to the Effective Time, the Surviving Corporation (or its successor or assignee) shall have adopted and approved a Retention Bonus Plan in substantially the form attached as Annex B (the "Retention Plan) and following its adoption such Retention Plan shall not be rescinded or modified without the written consent of the Seller Representative.

         Section 5.15 Option Holders. Prior to the Closing Date, the Company shall accelerate the vesting of any unvested portion of the outstanding options to acquire Common Stock owned by each of Mark W. Lattis and Matthew G. Bevin on the date hereof (each an "Option"), and each of Mark W. Lattis and Matthew G. Bevin shall exercise in full their respective Options. Mark W. Lattis further agrees that at such time as he exercises any such Option he shall become a Common Seller under this Agreement and shall have all of the rights, duties and obligations thereof.

         Section 5.16 Termination of Employee Benefit Plans. The Common Sellers covenant and agree that, if requested in writing by Buyer Parent prior to the Closing Date, the Common Sellers will use best efforts in accordance with Applicable Law to cause the Company to terminate, effective as of immediately prior to the Closing Date, any Plan including, but not limited to, providing any required notices, adopting any required amendments or resolutions effective before the Closing Date, and fulfilling all of their obligations to contribute to and to administer such Plans in accordance with their terms.

         Section 5.17 Shareholder Approval of Certain Matters. Prior to the Closing Date, the Company shall take all actions to obtain, and shall obtain, the requisite approval of the Sellers, as described in Section 280G(b)(5) of the Code and Regulations Section 1.280G-1 thereunder, with respect to payments which may be made to any person who, with respect to the Company, is a "disqualified individual" (as such term is defined for purposes of Section 280G of the Code) if such payment could reasonably be expected to result in the imposition of any excise tax imposed under Section 4999 of the Code. The Company shall provide to Buyer Parent at the Closing evidence of such approval.

         Section 5.18 Seller Representative Approval. Each of Buyer Parent and the Seller Representative agree that, for the period beginning on the day following the last day of the calendar month ending immediately prior to the Closing Date and ending on the last day of the third Yearly Period, no employee of the Company shall be transferred to, or reassigned to perform duties for, Buyer Parent or any of its Affiliates (other than the Company) without the prior written consent of the Seller Representative.

         Section 5.19 Payment of Preferred Dividend Amount.

         (a) The Common Sellers shall cause the Company to, and the Company shall, prepare and deliver a statement to the Preferred Seller setting forth the calculation in reasonable detail of the Preferred Dividend Amount at least 15 days prior to the Closing Date, with such statement being subject to prompt review by Preferred Seller, such review to be consistent with past practice.

         (b) Prior to the Closing Date, the Common Sellers shall cause the Management Committee of the Company to declare and the Company to pay the Preferred Dividend Amount in full together with any unpaid portion of the dividend payable on the Preferred Stock on February 15, 2001.

         (c) The Common Sellers shall cause the Company to, and the Company shall, pay the Preferred Dividend Amount to the Preferred Seller at least two
(2) Business Days prior to the Closing Date.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1 Conditions to Buyer's and Buyer Parent's Obligations. The obligations of Buyer and Buyer Parent to effect the Closing and consummate the Merger shall be subject to the following conditions, any of which may be waived in writing by Buyer Parent:

         (a) The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 6.1(a), no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality, or a Company Material Adverse Effect, and such representations and warranties shall be deemed to be true and correct in all material respects only if the failure or failures of such representations and warranties to be so true and correct without regard to knowledge, materiality and Company Material Adverse Effect exceptions do not represent in the aggregate a Company Material Adverse Effect;

         (b) Each Common Seller and the Preferred Seller shall have performed and complied in all material respects with the agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

         (c) The Buyer shall have received a certificate, dated as of the Closing Date, signed by the Seller Representative on behalf of the Common Sellers and by a duly authorized officer of the Preferred Seller as to matters contained in paragraphs (a) and (b) of this Section 6.1;

         (d) The Company shall have received the affirmative written Consents of Clients (other than Clients that are Registered Funds) comprising at least seventy percent (70%) of the Base Revenue Run-Rate.

         (e) Each of (i) Carl W. Hafele, John W. Ferreby, David B. Hiller, William F. Chandler, Michael C. Heyman, Stephen G. Mullins, Larry J. Walker and Randall T. Zipfel and (ii) any four (4) of the following employees: David B. Chick, Catherine R. Stodghill, Brent A. Bell, Erik N. Evans, Matthew G. Bevin and Mark W. Lattis, shall have entered into Employment Agreements substantially in the form set forth in Annex C hereto, and neither any Person listed in clause
(i) in this
subsection (e) nor any three (3) of the Persons listed in clause (ii) in this subsection (e) shall have terminated his or her employment with the Company under his or her respective Employment Agreement prior to the Effective Time.

         Section 6.2 Conditions to the Company and the Sellers' Obligations. (i) The obligations of the Sellers with respect to subsections (a), (b), (c) and (d) of this Section 6.2 to effect the Closing and consummate the merger shall be subject to the conditions set forth therein, which may be waived in writing by the Seller Representative and the Preferred Seller, (ii) the obligations of the Common Sellers with respect to subsection (e) of this Section 6.2 to effect the Closing and consummate the merger shall be subject to the condition set forth therein, which may be waived in writing by the Seller Representative and (iii) the obligation of the Preferred Seller with respect to subsection (f) of this
Section 6.2 to effect the Closing and consummate the merger shall be subject to the condition set forth therein, which may be waived in writing by the Preferred
Seller:

         (a) the representations and warranties of Buyer and Buyer Parent contained in this Agreement shall be true in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 6.2(a), no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality or a Buyer Material Adverse Effect, and such representations and warranties shall be deemed to be true and accurate in all material respects only if the failure or failures of such representations and warranties to be so true and correct without regard to knowledge, materiality, and Buyer Material Adverse Effect exceptions do not represent in the aggregate a Buyer Material Adverse Effect;

         (b) Buyer and Buyer Parent shall have performed and complied in all material respects with the agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

         (c) Buyer shall have delivered to the Seller Representative and the Preferred Seller a certificate, dated as of the Closing Date, signed on behalf of Buyer by one of its executive officers confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 6.2;

         (d) Buyer Parent shall have delivered to the Seller Representative and the Preferred Seller a certificate, dated as of the Closing Date, signed on behalf of Buyer

Parent by one of its executive officers confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 6.2;

         (e) The Surviving Corporation (or its successor or assignee) shall have adopted and approved the Retention Plan in substantially the form attached as Annex B and such approval shall not have been rescinded or modified by the Surviving Corporation (or its successor or assignee) prior to the Effective Time; and

         (f) The Company shall have declared and paid to the Preferred Seller the dividend in an amount equal to the Preferred Dividend Amount (such amount in addition to, and not including, the dividend payable on February 15, 2001).

         Section 6.3 Mutual Conditions. The obligations of each party to this Agreement to effect the Closing shall be subject to the following conditions, any of which may be waived in writing by the Company, the Seller Representative, the Preferred Seller and Buyer Parent:

         (a) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby; and

         (b) In respect of the notifications of the parties hereto pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or terminated; and

         (c) The Closing Revenue Run-Rate shall not be less than 85% of the Base Revenue Run-Rate.


                                   ARTICLE VII
                                 INDEMNIFICATION

         Section 7.1 Survival of Representations, Warranties and Covenants. All representations and warranties of the Sellers contained in this Agreement, including the Company Disclosure Memorandum made a part hereof, (other than the representations and warranties contained in Sections 3.3 and 3.17), and all covenants or other agreements of the Sellers which are specified to occur on or prior to Closing, shall survive until March 31, 2003. The representations and warranties of each Seller in Section 3.3 made by such Seller in respect of such Seller or Capital Stock owned by such Seller shall survive forever. The representations and warranties of the Common Sellers contained in Section 3.17 shall survive until the expiration of the applicable statutory periods of limitation. Any covenant or other agreement herein of any party any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein. The representations and warranties of the Buyers contained in this Agreement, and all covenants or other agreements of the Buyers which are specified to occur on or prior to Closing, shall survive until March 31, 2003.

         Section 7.2 Obligations of the Common Sellers.

         (a) Subject to the other provisions of this Article VII, from and after the Closing, each Common Seller shall indemnify, defend and hold harmless Buyer and Buyer Parent and their respective employees, officers, partners and Affiliates from and against any and all Losses which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from:

                  (i) any inaccuracy in or breach of any of the representations and warranties of such Common Seller made in this Agreement; or

                  (ii) any breach or nonperformance of any of the covenants or other agreements made and to be performed by the Common Sellers prior to, at or after the Closing, in each case in or pursuant to this Agreement.

         (b) For purposes of Section 7.2(a)(i), the existence of an inaccuracy or breach of any representation or warranty of any Common Seller made in this Agreement shall be determined without giving effect to any exception in such representation or warranty relating to materiality or a Company Material Adverse Effect.

         (c) No Common Seller shall be obligated individually to provide indemnification exceeding, in the aggregate, its pro rata share (based on such Common Seller's share of the aggregate Merger Consideration paid to the Common Sellers under Article II) of any Loss indemnifiable under Section 7.2(a), provided that (i) each Common Seller shall be obligated to provide indemnification for one hundred percent (100%) of any Loss to the extent attributable to an inaccuracy in or breach of (A) the representation and warranty contained in Sections 3.3 or 3.4 made by such Common Seller in respect of such Common Seller or Common Stock owned by such Common Seller and (B) the covenant contained in Section 5.15 made by such Common Seller in respect of such Common Seller, without regard to the limitations set forth in Section 7.7(a) or Section 7.8(a) and (ii) no other Common Seller or the Preferred Seller shall be obligated to provide any indemnification with respect to such Loss. The Buyers shall seek payment for indemnification under this Article VII for any Loss from the Common Sellers (other than a Loss in respect of an inaccuracy in or breach of the representations and warranties in Sections 3.3 and 3.4 or a breach or nonperformance of the covenant in Section 5.15) on a pro rata basis (based on such Common Seller's share of the aggregate Merger Consideration paid to the Common Sellers under Article II).

         (d) Notwithstanding any other provision of this Article VII other than
Section 7.2(e), each of the Common Sellers agrees to indemnify the Buyer from and against the entirety of any Loss the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company (x) for any Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax to the extent allocable (determined in a manner consistent with Section 8.1(b) of this Agreement) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Estimated Closing Balance Sheet (rather than in any notes thereto), and (y) for the unpaid Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (e) Notwithstanding anything to the contrary in this Agreement, in no event shall any Common Seller be required to indemnify the Buyers in respect of any Tax liability of the Company arising from the failure of the transactions contemplated by this Agreement to qualify as a reorganization pursuant to
Section 368(a) of the Code.

         (f) Notwithstanding anything to the contrary in this Agreement, the Buyers shall not be entitled to recover for the same liability under Section 7.2(a) and Section 7.2(d).

         Section 7.3 Obligations of the Preferred Seller.

         (a) Subject to the other provisions of this Article VII, from and after the Closing, the Preferred Seller shall indemnify, defend and hold harmless Buyer and

Buyer Parent and their respective employees, officers, partners and Affiliates from and against any and all Losses which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from:

                  (i) any inaccuracy in or breach of any of the representations and warranties of the Preferred Seller made in this Agreement; or

                  (ii) any breach or nonperformance of any of the covenants or other agreements made and to be performed by the Preferred Seller under Sections 5.2, 5.6, 5.7, 5.8(b) and (c), 5.10, 5.11, 5.12, 5.13 or 5.17
         prior to, at or after the Closing, in each case in or pursuant to this Agreement.

         (b) For purposes of Section 7.3(a)(i), the existence of an inaccuracy or breach of any representation or warranty of the Preferred Seller made in this Agreement shall be determined without giving effect to any exception in such representation or warranty relating to materiality or a Company Material Adverse Effect.

         Section 7.4 Obligations of Buyer and Buyer Parent.

         (a) Subject to the other provisions of this Article VII, from and after the Closing, each of Buyer and Buyer Parent hereby agree, jointly and severally, to indemnify, defend and hold harmless the Sellers and their respective agents or representatives from and against any and all Losses which any of them may suffer, incur, or sustain to the extent arising out of, attributable to, or resulting from:

                  (i) any inaccuracy in or breach of any of the representations and warranties of Buyer or Buyer Parent made in this Agreement; or

                  (ii) any breach or nonperformance of any of the covenants or other agreements made and to be performed by Buyer or Buyer Parent in or pursuant to this Agreement.

         (b) For purposes of Section 7.4(a)(i), the existence of an inaccuracy or breach of any representation or warranty of Buyer Parent or Buyer made in this Agreement shall be determined without giving effect to any exception in such representation or warranty relating to materiality or a Buyer Material Adverse Effect.

         (c) Notwithstanding anything to the contrary in this Agreement, in no event shall the Buyers be required to indemnify any of the Sellers in respect of any Tax liability of such Sellers arising from the failure of the transactions contemplated by this Agreement to qualify as a reorganization pursuant to Section 368(a) of the Code.

         Section 7.5 Procedure.

         (a) Notice of Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss shall give written notice to the applicable Indemnifying Party from whom indemnification hereunder is being sought, and if the Indemnified Party is a Common Seller or the Preferred Seller, then to the other Common Sellers and the Preferred Seller, specifying in detail (i) the representation and warranty or covenant or other agreement that is alleged to have been inaccurate or to have been breached, (ii) the basis for such allegation, including the provision of supporting documentation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses. Written notice to such Indemnifying Party of the existence of a Claim shall be given by the Indemnified Party promptly after the Indemnified Party first receives notice of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide such prompt notice of the existence of a Claim to the applicable Indemnifying Party except and only to the extent that such Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

         (b) Defense. Except as otherwise provided herein, in the case of any claim asserted by a Person that is not a party to this Agreement (a "Third Party Claim"), an Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If an Indemnifying Party elects to compromise or defend such Third Party Claim, it shall promptly notify the Indemnified Party and any other Indemnifying Parties of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the applicable Indemnifying Party or Indemnifying Parties, in the compromise of, or defense against, such Third Party Claim. For so long as no Indemnifying Party elects to compromise or defend against the Third Party Claim, fails to notify the Indemnified Party of its election to do so, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against any applicable Indemnifying Party), compromise or defend such Third Party Claim (until such defense is assumed by an applicable Indemnifying Party) and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the applicable Indemnifying Party or Indemnifying Parties pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the written advice of its counsel, that (iii) there is a conflict of interest between an applicable Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or
(iv) there are specific defenses available to the Indemnified Party which are different from or additional to those available to an applicable Indemnifying Party and which could be materially adverse to such Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the applicable Indemnifying Party or Indemnifying Parties shall pay the reasonable fees and disbursements of their own counsel and one counsel to all the Indemnified Parties. Notwithstanding the foregoing, neither any Indemnifying Party nor the applicable Indemnified Party may settle or compromise any claim over the objection of any other Indemnifying Party that has any liability with respect to such claim or any other Indemnified Party that is a party to such claim; provided, however, that consent to settlement or compromise shall not be unreasonably withheld by any Person. In any event, except as otherwise provided herein, any applicable Indemnified Party and any Indemnifying Party that has any liability with respect to such claim may each participate, at its own expense, in the defense of such Third Party Claim without, in the case of such Indemnified Party, any right to control such defense. If an Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

         (c) Settlement. If a settlement offer solely for money damages is made by a third party claimant, and an applicable Indemnifying Party notifies the applicable Indemnified Party in writing of such Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the applicable Indemnifying Party or Indemnifying Parties has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (ii) the aggregate Losses of the Indemnified Party with respect to such claim.

         Section 7.6 Survival of Indemnity. Notwithstanding anything to the contrary in this Article VII, no Indemnified Party shall have any right to indemnification with respect to any matter as to which formal notice satisfying the requirements of Section 7.5(a) shall not have been provided by the Indemnified Party to the applicable Indemnifying Party prior to the last day of the period specified in Section 7.1 for the survival of the representation, warranty, covenant or agreement the inaccuracy or breach or nonperformance of which is the basis for the Indemnifiable Claim. Any matter as to which a claim has been asserted by formal notice satisfying the requirements of Section 7.5(a) and within the time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of any applicable limitation period under this Article VII or the statute of limitations applicable to such claim shall continue to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date described in the immediately preceding sentence of this Section 7.6 until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

         Section 7.7 Minimum Losses.

         (a) Except as provided in Section 7.2(d) and the proviso to Section 7.2(c), no Indemnified Party under Section 7.2 shall have any right to indemnification under this Article VII until aggregate Losses incurred by the Indemnified Parties under Section 7.2 exceed $2,500,000 after which time only the Losses in excess of such amount shall be recoverable in accordance with the terms hereof.

         (b) No Indemnified Party under Section 7.4 shall have any right to indemnification under this Article VII until aggregate Losses incurred by the Indemnified Parties under Section 7.4 exceed $2,500,000 after which time only the Losses in excess of such amount shall be recoverable in accordance with the terms hereof.

         Section 7.8 Maximum Indemnification.

         (a) Except as provided in the proviso to Section 7.2(c), in no event shall a Common Seller be obligated to provide indemnification exceeding, in the aggregate, more than 50% of the amount of the Merger Consideration (valued as of the time of receipt by such Common Seller) received by such Common Seller hereunder.

         (b) In no event shall the Buyers be obligated to provide indemnification following the Closing exceeding, in the aggregate, ten percent (10%) of the Merger Consideration (valued as of the time of payment).

         Section 7.9 Subrogation. The rights of any Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

         Section 7.10 Adjustments to Indemnification Obligations. The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to Section 7.2, 7.3 or 7.4 hereof shall be reduced (including without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses, other than the cost of carrying such insurance, in obtaining the same).

         Section 7.11 Exclusive Remedy. To the extent not prohibited by law, this Article VII shall provide the sole and exclusive remedy for any and all Losses in the event the Closing occurs, including, without limitation, those asserted by any party, federal, state, local or foreign governmental entity, third party, or former or present employee, sustained or incurred by the parties hereto and relating to this Agreement; provided that this Article VII shall not restrict the ability of any party to seek specific performance of this Agreement or any provision hereof or any other form of equitable relief against any breach by any other party hereto to the extent provided by Section 10.9.

         Section 7.12 Right of Off-Set/Set-Off. Buyers shall have the right to off-set or set-off any indemnification payment from a Common Seller or the Preferred Seller to which either of them is entitled pursuant to this Article VII against any other payment to be made by Buyer or Buyer Parent any of their Affiliates to such Common Seller or the Preferred Seller, whether pursuant to this Agreement or, in the case of the Common Sellers, otherwise, provided, however, that (a) such right of off-set or set-off shall only be exercisable by Buyer Parent, Buyer or any of their Affiliates only to the extent that either
(i) the Preferred Seller, the Seller Representative, Buyer Parent and Buyer have agreed to such off-set or set-off, or (ii) if no such agreement has been made, to the extent that a court of competent


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

jurisdiction has issued a final judgment, from which no appeal can be or is timely taken, as to the liability under this Article VII of the Common Seller or the Preferred Seller against which such off-set or set-off is to be made in respect of the Claim which gave rise to the indemnification payment from such Common Seller or the Preferred Seller and (b) Buyer Parent or such Affiliate shall off-set or set-off such indemnification payment on a pro rata basis as to each Common Seller to the greatest extent practicable. To the extent that Buyer Parent or Buyer is entitled to recover all or a portion of any Loss with respect to any Claim that is finally adjudicated under subsection (ii) of the immediately preceding sentence, Buyer Parent or Buyer shall be entitled to accrued interest from the Common Sellers in respect of such Loss accruing from the date that Buyer Parent or Buyer gave written notice of the claim to which such Loss relates to the Seller Representative at an interest rate equal to LIBOR plus 2%. No exercise by Buyers, or either of them, of such right of off-set or set-off shall constitute a default in the payment of any amount against which such off-set or set-off is made.

         Section 7.13 Adjustment. Any payment made by a party hereto pursuant to this Article VII shall be deemed an adjustment to the Aggregate Purchase Price for Tax purposes. The Buyers shall not be entitled to indemnification under this
Article VII in respect of any Loss for which an adjustment has previously been made pursuant to Article II.

         Section 7.14 Seller Representative. Except in respect of a claim against a Common Seller for any Loss attributable to an inaccuracy in a breach of the representations and warranties contained in Sections 3.3 and 3.4 made by such Common Seller in respect of such Seller or Capital Stock owned by such Common Seller, but notwithstanding any other provision in this Agreement to the contrary, all rights of the Common Sellers as Indemnifying Parties or as Indemnified Parties under Article VII shall be exercised exclusively by the Seller Representative, and the Buyer and Buyer Parent shall be entitled to deal exclusively with the Seller Representative in respect of all such rights.


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

                                  ARTICLE VIII
                                   TAX MATTERS

         Section 8.1 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Common Sellers for certain tax matters following the Closing Date:

         (a) Tax Periods Beginning Before the Closing Date. Buyers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Tax liabilities of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date and for all periods beginning prior to and ending after the Closing Date, which Tax Returns shall be prepared consistent with past practice. Buyers shall provide copies of each such Tax Return to the Seller Representative for its review no later than sixty (60) days prior to the date on which such Tax Return is required to be filed. If, within 15 days after the provision of any such Tax Return to the Seller Representative, the Seller Representative objects to any item on such Tax Return, the Buyers and the Seller Representative shall negotiate in good faith to resolve such dispute, and, if they are unable to do so, shall submit such dispute to an accounting firm reasonably agreeable to both of them, which accounting firm's resolution shall be binding. The fees and expenses of such accounting firm shall be borne by the Buyers and the Common Sellers in proportion to which the matter in dispute is resolved against each of them.

         (b) Other Taxes Accruing Before the Closing Date. The Common Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to any periods prior to the Closing Date an amount equal to the portion of such Taxes not reflected in the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Estimated Closing Balance Sheet (rather than in any notes thereto). For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that begins prior to the Closing Date (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a

Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

         (c) Cooperation on Tax Matters

                  (i) Buyers and the Common Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Common Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Common Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyers or the Common Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) Buyer and the Common Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) Buyer and the Common Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Gains

Tax, New York City Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by the Common Sellers and/or Preferred Seller, as the case may be, when due, and the Common Sellers and/or Preferred Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         (e) The Buyers shall not amend any Tax Returns of the Company in respect of which any Common Seller bears any liability under this Agreement without the prior written consent of the Seller Representative.


                                   ARTICLE IX
                                   TERMINATION

         Section 9.1 Termination.

         (a) This Agreement may be terminated on or prior to the Closing Date as follows:

                  (i) by written consent of the Company, the Seller Representative and Buyer Parent;

                  (ii) by the Company, Seller Representative or Buyer Parent if a condition to its respective obligation to close set forth in Section
         6.3 (or 6.1 or 6.2, as the case may be) cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) below unless the failure of such condition to be satisfied is as a result of the breach or non-performance of the condition by the party seeking to terminate this Agreement;

                  (iii) by the Company or the Seller Representative if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer or Buyer Parent and such breach has not been cured within 20 Business Days after written notice to Buyer or Buyer Parent (provided that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) below;

                  (iv) by Buyer or Buyer Parent if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Common Seller or the Preferred Seller and such breach has not been cured within 20 Business Days after written notice to the Seller Representative and the Preferred Seller (provided that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in
         Section 6.1 or 6.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) below; and

                  (v) by Buyer Parent, the Company, the Seller Representative or the Preferred Seller if the Closing has not occurred on or before June 30, 2001.

         Notwithstanding Section 9.1(a)(ii)-(v) hereof, a party who is or an Affiliate of whom is in material breach of any of its obligations or representations and warranties hereunder such that the conditions set forth in
Section 6.1, 6.2 or 6.3, as the case may be, cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) above, shall not have the right to terminate this Agreement pursuant to Section 9.1(a)(ii)-(v).

         (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 9.2.

         Section 9.2 Survival After Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of 5.8, 5.11 and this Section 9.2. None of the parties hereto shall have any liability in the event of a termination of this Agreement, except to the extent that such termination results from the breach, non-performance or violation by such party of any of its obligations under this Agreement or the failure of such party to use best efforts to fulfill such obligations, in which case such party shall remain liable to the other parties hereunder for any Loss suffered or incurred by such other parties as a result of or arising from such breach, non-performance or violation or the termination of this Agreement.


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

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1 Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by the Company in connection with this Agreement shall not be valid unless agreed to in writing by the Seller Representative and the Preferred Seller.

         Section 10.2 Entire Agreement. This Agreement (including the Company Disclosure Memorandum, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof. Each of the parties hereto agrees that it has not entered into any agreement or understanding written or oral with respect to the purchase and sale of shares of Capital Stock, except for this Agreement and written agreements which have been provided to each of the parties hereto on or prior to the date hereof.

         Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Annexes, such reference shall be to a Section of or Exhibit or Annex to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

         Section 10.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered in person, by telecopy (with written confirmation), by certified or registered mail (return receipt requested) or by an express courier (with written confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, the Common Sellers or the Seller Representative:

                  National Asset Management Corporation
                  400 West Market Street, Suite 2500
                  Louisville, KY 40202
                  Telecopy:   (502) 581-3636
                  Attention:  Carl W. Hafele

If to the Preferred Seller:

                  National City Corporation
                  1900 East Ninth Street
                  Cleveland, OH 44114
                  Telecopy:   (216) 575-2336
                  Attention:  General Counsel

With copies to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Telecopy:   (212) 735-2000
                  Attention:  Ralph Arditi, Esq.

If to Buyer or Buyer Parent:

                  AMVESCAP PLC
                  11 Devonshire Square
                  London EC2 M4YR
                  United Kingdom
                  Attention:  Company Secretary

With copies to:

                  AMVESCAP
                  1315 Peachtree Street, NE
                  Suite 500 Atlanta, GA 30309
                  Telecopy:   (404) 724-4280
                  Attention:  Neil Williams, Esq.

                  Alston & Bird LLP
                  1201 W. Peachtree Street
                  Atlanta, GA 30309
                  Telecopy:   (404) 881-7777
                  Attention:  Sidney J. Nurkin, Esq.

         Section 10.6 Binding Effect; Persons Benefiting; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. No party to this Agreement may assign its rights and obligations hereunder without the consent of any other party; provided, however that without the consent of any Person, Buyer may assign its rights and obligations to a wholly owned subsidiary of Buyer Parent. No assignment of this Agreement or any rights herein by any party shall relieve such party of his, her or its obligations hereunder, including particularly, but without limitation, such party's obligations under Article VII hereof.

         Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

         Section 10.8 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO APPLICABLE CONFLICT OF LAW PROVISIONS THEREOF.

         Section 10.9 Specific Performance. The Company, the Sellers, Buyer and Buyer Parent each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed after the Effective Time have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such parties may be entitled.

         Section 10.10 Waiver of Jury Trial and Punitive Damages. The parties to this Agreement agree to waive any right to a jury trial as to all disputes and any right to seek punitive damages in each case as related to the enforcement of this Agreement.

         Section 10.11 Seller Representative.

         (a) Each Common Seller, for himself and his respective heirs, executors, administrator, successors and assigns, hereby irrevocably appoints Carl W. Hafele (the "Seller Representative") as such Common Seller's agent and attorney-in-fact, authorizing him to act on behalf of such Common Seller to supervise the Closing on behalf of Common Seller, to execute and deliver any instruments of transfer or other documents required of such Common Seller and receive documents required of Buyers at the Closing, to take any other action on the part of such Common Seller permitted or required by this Agreement, and to administer on behalf of such Common Seller all other matters related hereto, as contemplated by this Agreement; provided that the Seller Representative may be removed or replaced by Common Sellers owning more than 50% of the total number of shares of Common Stock issued and outstanding immediately prior to the Closing. Each such Common Seller acknowledges that the appointment of the Seller Representative herein made is coupled with an interest and may not be revoked. The Seller Representative accepts his appointment and authorization to act as attorney-in-fact and agent of the Common Sellers.

         (b) In furtherance of this appointment herein made, each Common Seller, fully and without restriction: (i) agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Seller Representative under this Agreement; (ii) authorizes the Seller Representative to (A) dispute or refrain from disputing any Claim made by either Buyer under this Agreement; (B) negotiate and compromise any dispute relating to such Common Seller which may arise under this Agreement, (C) exercise or refrain from exercising any remedies available to the Common Seller under this Agreement;

(D) sign any releases or other documents on behalf of such Common Seller with respect to any such dispute or remedy; (E) waive any condition contained in this Agreement; (F) give such instructions and do such other things and refrain from doing such other things as the Seller Representative in his sole discretion deems necessary or appropriate to carry out the provisions of this Agreement; and (G) retain such counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary to assist him in the performance of his duties hereunder and pay the fees, costs and expenses thereof out of funds coming into the hands of the Seller Representative. Each of the Common Sellers agrees that it will contribute pro rata (based on each Common Seller's share of the aggregate Merger Consideration paid to such Common Seller under Article II) such amounts as are requested by the Seller Representative as necessary for the Seller Representative to perform its duties under this Agreement as soon as practicable following such request (but in no case later than fifteen (15) days thereafter).

         (c) In the event of the death, incapacity or resignation of the Seller Representative, within fifteen (15) days of such death, incapacity or resignation, Common Sellers owning more than 50% of the total number of shares of Common Stock issued and outstanding immediately prior to the Closing (with such total number of shares reduced by any shares owned by the Seller Representative) shall elect a successor from among the Common Sellers and who shall agree in writing to accept such appointment. The decisions and actions of any successor Seller Representative shall be, for all purposes, those of a Seller Representative as if originally named herein.

         (d) The death or incapacity of any Common Seller shall not terminate the authority and agency of the Seller Representative.

         (e) Buyer and Buyer Parent shall be entitled to rely exclusively upon any communication given or other action taken by the Seller Representative pursuant hereto and shall not be liable for any action taken or not taken in reliance upon the Seller Representative. Buyer and Buyer Parent shall not be obligated to inquire as to the authority of the Seller Representative with respect to the taking of any action that the Seller Representative takes or purports to take on behalf of any Common Seller.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                  NATIONAL ASSET MANAGEMENT
                                  CORPORATION
                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                                  AMVESCAP PLC
                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                                  AVZ, INC.
                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                                  COMMON SELLERS:


                                  ----------------------------------------------
                                  Carl W. Hafele

                                  ----------------------------------------------
                                  John W. Ferreby

                                  ----------------------------------------------
                                  David B. Hiller

                                  ----------------------------------------------
                                  William F. Chandler


                               [Merger Agreement]

                                  ----------------------------------------------
                                  Stephen G. Mullins

                                  ----------------------------------------------
                                  Michael C. Heyman

                                  ----------------------------------------------
                                  Larry J. Walker

                                  ----------------------------------------------
                                  Randall T. Zipfel

                                  ----------------------------------------------
                                  David B. Chick

                                  ----------------------------------------------
                                  Catherine R. Stodghill

                                  ----------------------------------------------
                                  Erik N. Evans

                                  ----------------------------------------------
                                  Brent A. Bell

                                  ----------------------------------------------
                                  Matthew G. Bevin

                                  Mullins One LLC
                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------

                                  Walker One LLC
                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                               [Merger Agreement]

                                  Hafele One LLC

                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                                  Zipfel One LLC

                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                                  PREFERRED SELLER:

                                  NATIONAL CITY CORPORATION

                                  By:
                                     -------------------------------------------
                                     Name:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                                  OPTION HOLDER:

                                  ----------------------------------------------
                                  Mark W. Lattis


                               [Merger Agreement]

                                     ANNEX A

                                   Definitions

         "Adjusted Closing Assets Under Management" shall mean, for any Client included in the Closing Revenue Run-Rate, the amount of assets under management by the Company for such Client as of the Base Date, as adjusted, (a) to reflect net cash flows (additions, withdrawals and reinvestment of distributions), new accounts and terminated accounts for the period beginning immediately after the Base Date and ending on the last day of the calendar month ending immediately prior to the Closing Date and (b) to exclude all assets of the Preferred Seller held in Separate Accounts and any Registered Funds sponsored by the Preferred Seller to which the Company acts as adviser or subadviser.

         "Adjusted Closing Revenue Run-Rate" shall equal the sum of (a) Forty Four Million Eight Hundred Fifty Thousand Dollars ($44,850,000) less (b) the annualized revenues, as of the Base Date, attributable to any fixed income assets managed by the Company (other than the equity portion of any balanced account managed by the Company), plus (c) the amount by which the Closing Revenue Run-Rate is greater than Forty Eight Million Three Hundred Thousand Dollars ($48,300,000) and less (d) the amount by which the Closing Revenue Run-Rate is less than Forty Three Million Seven Hundred Thousand Dollars ($43,700,000).

         "Adjusted Common Stock Cash Consideration" has the meaning set forth in
Section 2.3(a).

         "Adjusted Earn-Out Assets Under Management" shall mean, for any Client included in the Earn-Out Revenue Run-Rate, the amount of assets under management by the Company for such Client on the last day of any Yearly Period, as adjusted:

                  (a) to include (i) any assets under management of the Company attributable to client mandates that are established or expanded after the date of this Agreement that have been sourced, developed or obtained through the efforts of USIG, (ii) any assets under management attributable to client mandates of Buyer Parent or one of its Affiliates that are existing as of the date of this Agreement that are transferred in whole or in part to the Company and (iii) any assets under management of the Company attributable to client mandates that are established or expanded after the date of this

Agreement that have been sourced, developed or obtained through the efforts of a business unit of Buyer Parent other than USIG;

         (b) to exclude all fixed income assets managed by the Company (but including the equity portion of any balanced account);

         (c) to include any assets subject to new investment management, advisory or sub-advisory agreements that are sold by USIG after the Effective Time, whether or not such assets are managed by the Company or any employees of the Company and whether or not such assets are in a separate account, pooled investment vehicle or wrap account, where such assets are to be managed in a U.S. growth equity or U.S. core equity style which is substantially similar to the management style presently employed by the Company; and

         (d) to include only those assets of the Preferred Seller held in Registered Funds sponsored by the Preferred Seller.

         "Adjusted Merger Consideration" means (i) Two Hundred Million ($200,000,000) Dollars, less (ii) an amount equal to five (5) times the amount by which the Closing Revenue-Run Rate is less than Forty Three Million Seven Hundred Thousand ($43,700,000) Dollars, or plus (iii) an amount equal to five
(5) times the amount by which the Closing Revenue Run Rate is greater than Forty Eight Million Three Hundred Thousand ($48,300,000) Dollars, and less (iv) the amount by which Net Capital as shown on the Estimated Closing Balance Sheet and the Closing Schedule is less than $5,335,000 (a "Net Capital Shortfall") or plus
(v) the amount by which Net Capital as shown on the Estimated Closing Balance Sheet and the Closing Schedule is greater than $5,335,000 (a "Net Capital Excess").

         "Advisers Act" shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

         "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         "Affiliated Group" means any combined, consolidated or unitary tax group within the meaning of Code Section 1504(a) or any similar provision of state, local or foreign laws applicable to Taxes.

         "Aggregate Common Contingent Consideration" shall mean the Contingent Consideration less the Aggregate Preferred Contingent Consideration.

         "Aggregate Preferred Contingent Consideration" has the meaning set forth in Section 2.7(b)(i).

         "Agreement" shall mean this Agreement (including the Company Disclosure Memorandum or any annex or exhibit hereto) among the Sellers, the Company and the Buyers, as such may hereafter be amended.

         "Annual Cash Contingent Payment" shall mean, with respect to any Yearly period, the amount of the Annual Contingent Cash Consideration payable pursuant to Section 2.7(a).

         "Annual Contingent Cash Consideration" shall mean $15,000,000 in cash.

         "Annual Contingent Equity Consideration" shall mean a number of shares of Parent Stock equal to the quotient of (i) $10,000,000 divided by (ii) the Contingent Consideration Stock Price.

         "Annual Contingent Payment" shall mean the sum of the Annual Cash Contingent Payment and the Annual Equity Contingent Payment.

         "Annual Equity Contingent Payment" shall mean, with respect to any Yearly Period, the amount of the Annual Contingent Equity Consideration payable pursuant to Section 2.7(a).

         "Annual Preferred Contingent Cash Consideration" has the meaning set forth in Section 2.7(b)(i).

         "Annual Preferred Contingent Equity Consideration" has the meaning set forth in Section 2.7(b)(i).

         "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment or decree applicable to the Sellers, the Company, Buyer, Buyer Parent or any of their respective Affiliates, properties, assets, officers, directors or employees, as the case may be.

         "Asset Management Fees" shall mean all revenues of the Company derived from its investment management and advisory activities including (a) base management fees based solely on the amount of assets under management and (b) fixed fee arrangements but excluding, in the case of (a) and (b), any consulting fee, performance fee, incentive fee or carried interest or similar fee or arrangement to the extent dependent upon the performance of assets under management.

         "Base Date" shall mean December 31, 2000.

         "Base Revenue Run-Rate" shall be equal to $43,700,000.

         "Base Shares" shall be equal to the number of shares of Parent Stock determined by dividing fifty percent (50%) of the Adjusted Merger Consideration
(a) plus fifty percent (50%) of the amount of a Net Capital Shortfall, if any, or (b) less fifty percent (50%) of the amount of a Net Capital Excess, if any, by the Signing Stock Price.

         "Business" shall mean the business of the Company in rendering investment advisory, investment management, consulting, administrative, and related services for compensation.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of New York or the City of London are generally closed for regular banking business.

         "Buyer" has the meaning set forth in the preamble to this Agreement and includes any permitted direct or indirect successor or assign.

         "Buyer Material Adverse Effect" shall mean any matter or matters affecting Buyer, Buyer Parent or any of their Affiliates that has or have a material adverse effect on the business, assets, financial condition or results of operations of such entities taken as a whole or on the ability of the Buyers to complete the Closing; provided that a decline in the value of assets under management by such entities resulting from currency fluctuations or a general decline in securities prices and any consequences thereof will be excluded from any determination as to the occurrence of a Buyer Material Adverse Effect.

         "Buyer Parent" has the meaning set forth in the preamble to this Agreement and includes any permitted direct or indirect successor or assign.

         "Buyer Parent Report" has the meaning set forth in Section 4.8.

         "Capital Stock" shall mean the Preferred Stock and Common Stock.

         "Cash Merger Consideration" shall mean fifty percent (50%) of the Adjusted Merger Consideration (a) less fifty percent (50%) of the amount of a Net Capital Shortfall, if any or (b) plus fifty percent (50%) of the amount of a Net Capital Excess, if any.

         "Client" shall mean any client to which the Company provides investment advisory, investment management, consulting, administrative and related services as of a particular date, including, without limitation, any Registered Fund.

         "Closing" has the meaning set forth in Section 2.8.

         "Closing Date" has the meaning set forth in Section 2.8.

         "Closing Revenue Run-Rate" shall mean the aggregate annualized fees payable to the Company for investment advisory services under Investment Management Agreements for all Clients of the Company in effect on the last day of the calendar month ending immediately prior to the Closing Date (excluding any portion thereof attributable to the accounts of Clients of the Company on the Base Date who do not Consent in accordance with Section 5.3 hereof to the assignment or deemed assignment of their respective Investment Management Agreements resulting from the transactions contemplated hereby), calculated by multiplying the Adjusted Closing Assets Under Management by the applicable annual fee rate for each Account included in Adjusted Closing Assets Under Management. The calculation of the Closing Revenue Run-Rate shall exclude from revenue any performance-based fees and shall include only net revenues to the Company giving effect to, and taking into account, any fee waivers, caps or expense limitations, or expense reimbursement, and any unreimbursed payments by the Company to any brokers, dealers or other Persons with respect to the distribution of shares of the Registered Fund Clients or services provided to Registered Fund Client shareholders pursuant to any distribution or shareholder services agreements, and any such revenues shall be servicing fees payable by the Company.

         "Closing Schedule" has the meaning set forth in Section 2.9.

         "Closing Shares" shall be equal to the number of shares of Parent Stock determined by dividing fifty percent (50%) of the Adjusted Merger Consideration
(a)
plus fifty percent (50%) of the amount of a Net Capital Shortfall, if any, or
(b) less fifty percent (50%) of the amount of such a Net Capital Excess, if any, by the Closing Stock Price.

         "Closing Stock Price" shall mean, in respect of a share of Parent Stock, the quotient obtained by dividing (a) the aggregate of the Daily Value of Trades for each day during the period of 10 consecutive trading days immediately preceding the Closing Date by (b) the aggregate volume of shares of Parent Stock used to calculate such Daily Value of Trades.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Seller" has the meaning set forth in the preamble to this Agreement.

         "Common Seller Participation Percentage" shall mean, with respect to any Common Seller, the quotient, expressed as a percentage, of (a) the number of shares of Common Stock owned by such Common Seller at the Effective Time and (b) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

         "Common Stock" shall mean the common stock, no par value, of the Company.

         "Common Stock Cash Consideration" shall mean the amount equal to the Per Share Cash Consideration multiplied by the number of shares of Common Stock issued and outstanding immediately prior to the Closing.

         "Common Stock Equity Consideration" shall mean the number of shares of Parent Stock equal to the Per Share Equity Consideration multiplied by the number of shares of Common Stock issued and outstanding immediately prior to the Closing.

         "Companies Act" shall mean the Companies Act 1985, as amended, and all rules, regulations and statutory instruments thereunder.

         "Company" shall mean, prior to the Effective Time, National Asset Management Corporation, and thereafter, the Surviving Corporation and any Affiliate of the Surviving Corporation to which substantially all of the assets and liabilities of the Company may be transferred or assigned after the Effective Time.

         "Company Disclosure Memorandum" shall mean the memorandum prepared by the Company and delivered to the Buyers contemporaneously with the execution and delivery of this Agreement and setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in, or as an exception to, a representation and warranty by any Sellers herein.

         "Company Facility" means any improved real property owned or leased by the Company and on which the business of the Company is or has been conducted.

         "Company Intellectual Property" has the meaning set forth in Section 3.16(c).

         "Company Material Adverse Effect" shall mean any matter or matters affecting the Company that has or have a material adverse effect on the business, assets, financial condition or results of operations of the Company taken as a whole or on the ability of the Company to complete the Closing; provided that (a) a decline in the value of assets under management by the Company resulting from currency fluctuations or a general decline in securities prices and any consequences thereof will be excluded from any determination as to the occurrence of a Company Material Adverse Effect and (b) a reduction in the Revenue Run-Rate between the Base Date and the Closing Date in and of itself, shall not constitute a Company Material Adverse Effect.

         "Company Related Party" means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is or was owned directly or indirectly by the Company.

         "Confidentiality Agreement" shall mean that certain letter agreement dated as of November 3, 2000 relating to confidential information provided by the Company to Buyer and its Affiliates.

         "Consent" shall mean any and all filings, consents or approvals (including negative consents), whether from a regulatory authority or other third party, that are necessary in connection with (i) the execution and delivery by the Company, the Sellers and the Buyers of this Agreement and (ii) the consummation by the Company, the Sellers and the Buyers of the transactions contemplated hereby.

         "Contingent Cash Consideration" shall mean the aggregate amounts payable in cash as provided in Section 2.7(a).

         "Contingent Consideration" shall mean the sum of the Contingent Cash Consideration and the Contingent Equity Consideration.

         "Contingent Consideration Stock Price" shall mean, in respect of a share of Parent Stock, the quotient obtained by dividing (a) the aggregate of the Daily Value of Trades for each day during the period of 20 consecutive trading days immediately preceding the date of this Agreement; by (b) the aggregate volume of shares of Parent Stock used to calculate such Daily Value of Trades.

         "Contingent Equity Consideration" shall mean the aggregate number of shares of Parent Stock issuable as provided in Section 2.7(a).

         "Contingent Payment Statement" has the meaning set forth in Section 2.7(c)(i).

         "Contingent Percentage" shall mean, with respect a Yearly Period, (a) the Yearly Period CAGR for such Yearly Period less 15%, divided by (b) 25%.

         "Contract" means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, guarantee, loan, note, mortgage, arrangement, license, lease or other commitment, whether written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their assets or properties is subject.

         "Daily Value of Trades" shall mean, in respect of the shares of Parent Stock on any trading day, the United States Dollar Equivalent of the product of
(a) the volume weighted average price of shares of Parent Stock on the LSE (or, if the shares of Parent Stock are not then listed on the LSE, on such other stock exchange or automated quotation system on which the shares of Parent Stock are listed or quoted, as the case may be, as may be selected by the board of directors of Buyer Parent for such purpose) on such date, as determined by Bloomberg L.P. or other reputable, third party information source selected by the board of directors of Buyer Parent and (b) the aggregate volume of shares of Parent Stock traded on such date on the LSE or such other stock exchange or automated quotation system and used to calculate such volume weighted average price; provided that any such selections by the board of directors of Buyer Parent shall be conclusive and binding.

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "Distribution Agreements" shall mean all agreements or arrangements for the sale or distribution of shares of any Registered Fund pursuant to Rule 12b-1 of the Investment Company Act.

         "Earn-Out Revenue Run-Rate" shall mean, with respect to any Yearly Period, the aggregate annualized fees payable to the Company for investment advisory and subadvisory services under Investment Management Agreements for all Clients of the Company in effect on the last day of such Yearly Period, calculated by multiplying the Adjusted Earn-Out Assets Under Management for that Yearly Period by the applicable annual fee rate for each account included in Adjusted Earn-Out Assets Under Management; provided, that, for purposes of the Earn-Out Revenue Run-Rate, the aggregate annualized fees for the assets under management described in clauses (a)(ii) and (iii) of the definition of "Adjusted Earn-Out Assets Under Management" shall be equal to 40% of the amount of such annualized fees for such Yearly Period. The calculation of the Earn-Out Revenue Run-Rate shall exclude from revenue any performance-based fees and shall include only net revenues to the Company giving effect to, and taking into account, any fee waivers, caps or expense limitations, or expense reimbursement, and any unreimbursed payments by the Company to any brokers, dealers or other Persons with respect to the distribution of shares of the Registered Fund Clients or services provided to Registered Fund Client shareholders pursuant to any distribution or shareholder services agreements, and any such revenues shall be servicing fees payable by the Company.

         "Effective Time" and "Effective Date" shall have the meanings set forth in Section 2.2.

         "Employment Agreement" shall mean that certain employment agreement to be entered into between each of the Common Sellers that is a natural person and the Buyer concurrently with the execution of this Agreement

         "Encumbrance" shall mean any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, charge, easement encroachments or other conditions, commitments, restrictions or limitations of any nature whatsoever.

         "Environmental Laws" shall mean all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental

Response, Compensation and Liability act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health act, each as amended.

         "Equity Merger Consideration" shall equal the Closing Shares; provided that if the Closing Shares are more than 110% of the Base Shares, the Equity Merger Consideration shall be 110% of the Base Shares, and if the Closing Shares are less than 90% of the Base Shares, the Equity Merger Consideration shall be 90% of the Base Shares.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

         "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of ERISA.

         "Estimated Closing Balance Sheet" has the meaning set forth in Section 2.9.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

         "Filings" has the meaning set forth in Section 3.6.

         "Final Statement" has the meaning set forth in Section 2.9(b).

         "Financial Statements" has the meaning set forth in Section 3.8.

         "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

         "Governmental Authority" shall mean any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

         "Hazardous Material" means (i) any hazardous substance, hazardous material, hazardous waste, regulated or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, and also any asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Authorities and any polychlorinated biphenyls.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "IMRO" has the meaning set forth in Section 4.8.

         "Indebtedness", as applied to any Person, shall mean obligations relating to capital leases, payments in respect of the deferred purchase price of property, letters of credit, and amounts from time to time outstanding under loan agreements and other agreements relating to the borrowing of money or extension of credit.

         "Indemnifiable Claim" shall mean any Loss for which a Person is entitled to indemnification under this Agreement.

         "Indemnified Party" shall mean the Person entitled to the benefits of indemnification hereunder.

         "Indemnifying Party" shall mean the Person obligated to provide indemnification hereunder.

         "Intellectual Property" shall mean all domestic and foreign letters patent, software, know-how, trade names, common law and other trademarks and service marks, copyrights, and all registrations or applications for registration of any of the foregoing, and all inventions, processes, designs, formulae, trade secrets, know-how, confidential information, data and documentation, and all similar intellectual property rights, used in or pertaining to the business of the Company.

         "Interim Advisory Contract" has the meaning set forth in Section
5.3(a).

         "Investment Company" means an investment company, as such term is defined in the Investment Company Act, and any entity that, but for the provision of Section 3(c) of such Act, would be an investment company under such Act.

         "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

         "Investment Company Board" means the board of directors or trustees (or Persons performing similar functions) of an Investment Company.

         "Investment Management Agreements" shall mean all agreements and arrangements for the performance of investment advisory or investment management services for Clients or on behalf of third parties.

         "IRS" shall mean the United States Internal Revenue Service.

         "KBCA" shall mean the Kentucky Business Corporation Act.

         "Lease" shall mean any agreement, whether written or oral, pursuant to which the Company enjoys the right, as a lessee or sublessee, to use or occupy any real or tangible personal property in the conduct of the business of the Company.

         "Leasehold Improvements" shall mean all improvements to the leased properties installed or constructed by or on behalf of the Company and used in connection with the operation or maintenance of its offices.

         "LIBOR" means, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to such date for a term of one month. If for any reason such rate is not available, the term "LIBOR" shall mean, with respect to any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to such date for a term of one month; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "Loss" shall mean any and all direct out-of-pocket losses, liabilities, damages, judgments, awards, expenses for penalties, fines, costs and expenses (including reasonable attorneys', accountants', experts' and consultants' fees and expenses and court costs) that are imposed upon or otherwise incurred, suffered or sustained by a Person; provided that Losses shall not include foregone profits, damages arising from alleged diminution of the value of a Person's business (including losses calculated on multiples of earnings or book value) or any other consequential damages.

         "LSE" means the London Stock Exchange.

         "Merger Consideration" shall mean the sum of the Preferred Stock Cash Consideration, the Preferred Stock Equity Consideration, the Common Stock Cash Consideration, and the Common Stock Equity Consideration.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "Net Capital" shall mean as at any date the value of all tangible assets existing on that date, less the amount of all liabilities existing on that date calculated in the same manner as provided in Section 2.9 and as reflected on the Estimated Closing Balance Sheet or the Final Statement, as the case may be.

         "Net Capital Excess" has the meaning set forth in the defined term "Adjusted Merger Consideration" in this Annex A.

         "Net Capital Shortfall" has the meaning set forth in the defined term "Adjusted Merger Consideration" in this Annex A.

         "Notice" has the meaning set forth in Section 5.3(b).

         "Option" has the meaning set forth in Section 5.15.

         "Organizational Documents" shall mean the By-laws, Articles of Incorporation and similar organizational documents of the Company, as amended from time to time.

         "Parent Stock" shall mean the ordinary shares of AMVESCAP PLC with a nominal value of 25 pence per share.

         "Per Share Cash Consideration" has the meaning set forth in Section 2.3(a)(ii).

         "Per Share Equity Consideration" has the meaning set forth in Section 2.3(a)(ii).

         "Permit" shall mean any approval, authorization, certificate, consent, easement, filing, franchise, license, notice, permit, registration or right of any Governmental Authority or any other Person to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

         "Permitted Encumbrances" shall mean all Encumbrances which are:

                  (1) for Taxes or assessments that are not yet due and payable or which are being contested in good faith and by appropriate proceedings if reserves and/or deferred tax valuation allowances in amounts required by GAAP are maintained on the Company's books;

                  (2) Encumbrances or pledges to secure payments of workmen's compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

                  (3) workmen's, repairmen's, warehousemen's, vendors' or carriers' Encumbrances or other similar Encumbrances arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such Encumbrances;

                  (4) statutory landlords' Encumbrances under leases to which the Company is a party;

                  (5) any Encumbrance constituting a renewal, extension or replacement of an Encumbrance constituting a Permitted Encumbrance;

                  (6) leases or subleases granted to other Persons not materially interfering with the conduct of the Business;

                  (7) zoning restrictions, easements, rights of way, licenses and restrictions on the use of Real Property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the Business or the value of such property for the purpose of such Business;

                  (8) statutory or common law Encumbrances (such as rights of set-off) on deposit accounts of the Company;

                  (9) Encumbrances set forth, described in or established by any agreement pursuant to which the Company has leased, licensed or obtained any other right to use any property of another Person;

                  (10) Encumbrances which do not materially impair the use, operation, value or marketability of the asset or property to which it relates; and

                  (11) Encumbrances disclosed in the Schedules hereto delivered in connection with the execution and delivery hereof or in the text accompanying the Financial Statements.

         "Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity.

         "Plan" has the meaning set forth in Section 3.15.

         "Preferred Dividend Amount" shall equal (a) the amount of the unpaid dividend due and payable with respect to the Preferred Stock pursuant to the terms of such Preferred Stock in the Organizational Documents assuming, solely for purposes of this calculation, that such Preferred Stock is being redeemed on March 31, 2001 in accordance with its terms as set forth in such Organizational Documents less (b) the amount of any dividends paid by the Company to the Preferred Seller after the dividend due and payable on February 15, 2001.

         "Preferred Participation Percentage" shall mean 25%.

         "Preferred Seller" has the meaning set forth in the preamble to this Agreement.

         "Preferred Stock" shall mean the Class A preferred stock, no par value, of the Company.

         "Preferred Stock Cash Consideration" has the meaning set forth in
Section 2.3(a)(i).

         "Preferred Stock Equity Consideration" has the meaning set forth in
Section 2.3(a)(ii).

         "Prior Purchase Agreement" shall mean the Agreement for Purchase and Sale of Common Stock, dated March 6, 1998, among the Preferred Seller, the Company and certain other individuals.

         "Real Property" shall mean all real property, appurtenances thereto, fixtures and improvements, rights in connection therewith, or any interest therein, including, without limitation, leasehold estates.

         "Registered Fund" means an Investment Company registered under the Investment Company Act that is advised or subadvised by the Company.

         "Rights" means, with respect to any Person, all arrangements, commitments, agreements, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, directly or indirectly, capital and/or voting securities of such Person, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person or other.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sellers" has the meaning set forth in the preamble to this Agreement.

         "Seller Representative" has the meaning set forth in Section 10.11.

         "Separate Accounts" shall mean all Clients other than the Registered Funds and wrap accounts of the Company's Managed Accounts Group.

         "Services Agreements" shall mean all agreements and arrangements for the performance of administrative services, custodial services, transfer agency services, portfolio accounting services and shareholder services for a Registered Fund.

         "Signing Stock Price" shall mean, in respect of a share of Parent Stock, the quotient obtained by dividing (a) the aggregate of the Daily Value of Trades for each day during the period of 10 consecutive trading days immediately preceding the date of this Agreement by (b) the aggregate volume of shares of Parent Stock used to calculate such Daily Value of Trades.

         "Software" shall mean all of the rights of the Company in any and all computer programs consisting of sets of statements or instructions to be used directly or indirectly in a computer, including all source code and object code therefor, whether recorded on paper, magnetic media or other electronic or non-electronic device, and all documentation, including, without limitation, user manuals and training materials, relating to any of the foregoing.

         "Subsidiary" shall mean any corporation, partnership (general or limited), limited liability corporation or other form of business entity of which more than one-half of either the voting power or economic is owned, directly or indirectly, by the Company.

         "Surviving Corporation" shall have the meaning set forth in section 2.1(a).

         "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

         "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes the Company and any amendments thereof.

         "Taxing Authority" shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

         "Technology Systems" has the meaning set forth in Section 3.16(a).

         "Third Party Claim" has the meaning set forth in Section 7.5(b).

         "Title IV Plan" has the meaning set forth in Section 3.14(c).

         "12b-1 Plan" has the meaning set forth in Section 3.6(c)

         "United States Dollar Equivalent" means in respect of an amount expressed in the currency other than United States dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying: (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in United States dollars as reported by Citibank or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in United States dollars as may be deemed by the board of directors of Buyer Parent to be appropriate for such purpose.

         "USIG" shall mean the U.S. institutional group business unit of Buyer Parent and any other business unit of Buyer Parent which succeeds, in whole or in part, to the business of such U.S. institutional group business unit.

         "Wire Transfer" shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

         "Yearly Period" shall mean the twelve-month period beginning on the day immediately following the last day of the calendar month ending immediately prior to the Closing Date and each of the next two succeeding twelve-month periods.

         "Yearly Period CAGR" shall mean, with respect to a Yearly Period, the annual compounded growth rate in the Earn-Out Revenue Run-Rate over the Adjusted Closing Revenue Run-Rate. For purposes of calculating the Yearly Period CAGR, the following formula shall be utilized: ([Nth root of (Earn-Out Revenue Run-Rate for year N/Adjusted Closing Revenue Run-Rate)] - 1), whereby N shall equal the respective Yearly Period and shall be either 1, 2 or 3.